UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )
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145 Hunter Drive, Wilmington, Ohio 45177
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
TO BE HELD MAY 10, 2018
Notice is hereby given that the 2018 Annual Meeting of Stockholders of Air Transport Services Group, Inc., a Delaware corporation (the “Company”), has been called and will be held on Thursday, May 10, 2018, at 11:00 a.m., local time, at The Roberts Centre, 123 Gano Road, Wilmington, Ohio 45177, for the following purposes:

1.	To elect six directors to the Board of Directors, each for a term of one year;

2.	To consider and vote on an amendment to the Company's Amended and Restated Certificate of Incorporation to increase from nine to twelve the maximum number of directors that may serve on the Board;

3.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2018;

4.	To hold an advisory vote on executive compensation;

5.
To consider and vote on an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 85,000,000 to 110,000,000;

6.	To consider and vote on an amendment to the Company's Amended and Restated Certificate of Incorporation to remove all stockholder supermajority voting requirements;

7.
To approve an adjournment of the Annual Meeting, if necessary, to solicit additional proxies in favor of the proposals set forth in items 2, 5 and 6 above if there are not sufficient votes for such proposals; and

8.	To attend to such other business as may properly come before the meeting and any adjournments thereof.
We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2017 Annual Report. We believe that this process allows us to provide our stockholders with the necessary information, while reducing our costs and lessening the environmental impact of the Annual Meeting. The Notice contains instructions on how to access the Proxy Statement and 2017 Annual Report over the Internet. The Notice also contains instructions on how to request a paper copy of the proxy materials.
The foregoing matters are described in more detail in the Proxy Statement that is available at http://www.proxyvote.com.
Only holders of record, as of the close of business on March 15, 2018, of shares of common stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

/s/ W. Joseph Payne
Wilmington, Ohio	W. JOSEPH PAYNE
March 30, 2018	Secretary
YOU ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY ALSO REQUEST A PAPER COPY OF THESE MATERIALS, WHICH WILL INCLUDE A PROXY CARD. THEN, YOU MAY VOTE BY FILLING IN, SIGNING AND RETURNING THE PROXY CARD IN THE PROVIDED ENVELOPE.

STOCK OWNERSHIP OF MANAGEMENT	38

PROPOSAL 2 - AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE FROM NINE TO TWELVE THE MAXIMUM NUMBER OF DIRECTORS THAT MAY SERVE ON THE BOARD	39

PROPOSAL 3 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	41

Fees of the Independent Registered Public Accounting Firm	41
Audit Fees	41
Audit-Related Fees	41
Tax Fees	41
All Other Fees	42
Auditor Independence	42
Pre-Approval Policy	42

PROPOSAL 4 - ADVISORY VOTE ON EXECUTIVE COMPENSATION	43

PROPOSAL 5 - AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK	44

PROPOSAL 6 - AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY STOCKHOLDER VOTE REQUIREMENTS	48

PROPOSAL 7 - ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSALS 2, 5 AND 6	51

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	52

STOCKHOLDER PROPOSALS	52

ANNUAL REPORT ON FORM 10-K	52

OTHER MATTERS	53

APPENDIX A - AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AIR TRANSPORT SERVICES GROUP, INC.	A-1

PROXY STATEMENT
AIR TRANSPORT SERVICES GROUP, INC.
145 Hunter Drive, Wilmington, Ohio 45177
ANNUAL MEETING OF STOCKHOLDERS, MAY 10, 2018
This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the "Board") of Air Transport Services Group, Inc., a Delaware corporation (the “Company” or “ATSG”), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Roberts Centre, 123 Gano Road, Wilmington, Ohio 45177, at 11:00 a.m., local time, on Thursday, May 10, 2018, and at any adjournments thereof. Proxies may be solicited in person, by telephone or mail, and the costs thereof will be borne by the Company.
The proxy materials, including this Proxy Statement, proxy card and the Company’s 2017 Annual Report, are being distributed and made available on or about March 30, 2018. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders access to proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about March 30, 2018 to stockholders of record who owned common stock at the close of business on March 15, 2018 (the "Record Date"). Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice.
At the Annual Meeting, the holders of shares of common stock of the Company will: (1) vote to elect six directors for a term of one year and until their successors have been elected and qualified; (2) consider and vote on a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase from nine to twelve the maximum number of directors who may serve on the Board; (3) vote on a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2018; (4) hold an advisory vote on executive compensation; (5) vote on a proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 85,000,000 to 110,000,000; (6) vote on a proposal to amend the Certificate of Incorporation to remove all supermajority stockholder vote requirements; (7) vote to approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies in favor of proposals (2), (5) and (6) above, if there are not sufficient votes for such proposals; and (8) transact such other business as may properly come before the meeting and any adjournments thereof.

VOTING AT THE MEETING

Voting Rights and Outstanding Shares
Only holders of record of shares of common stock of the Company as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The common stock is the only class of voting securities of the Company currently outstanding. Each share of common stock is entitled to one vote at the meeting on all matters properly presented at the meeting. On the Record Date, there were 59,237,512 shares of common stock outstanding. At the meeting, the presence in person or by proxy of a majority of the outstanding shares is required for a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Voting Procedures
Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy or voting instruction card to see which options are available to you and how to use them. The deadline for voting by telephone or over the Internet is 11:59 p.m. ET, on May 9, 2018. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Stockholders whose shares are held in the name of a broker or other nominee and who wish to vote in person at the meeting will need to obtain a signed proxy form from the institution that holds their shares.

Vote Required
Proposal 1: Election of Directors. The six nominees for director must each receive the affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, and entitled to vote on this proposal, in order to be elected. A “majority of the votes cast” means that the number of votes “For” a nominee's election must exceed the number of votes “Against” that nominee's election. Abstentions and broker non-votes will have no effect on the outcome of the vote. The majority voting standard is discussed further under the section entitled "Majority Voting.”
Proposal 2: Amendment of Certificate of Incorporation to Increase the Maximum Number of Directors on the Board. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of common stock as of the Record Date is required to approve the amendment of the Certificate of Incorporation to increase from nine to twelve the maximum number of directors that may serve on the Board. Abstentions and broker non-votes will have the same effect as a vote against this proposal.
Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes represented at the Annual Meeting, either in person or by proxy, and entitled to vote at the meeting is required to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2018 fiscal year. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote against this proposal. Broker non-votes are not expected on this proposal.
Proposal 4: Advisory Vote on Executive Compensation. The affirmative vote of a majority of the votes represented at the Annual Meeting, either in person or by proxy, and entitled to vote at the meeting is required to approve this proposal. Abstentions and broker non-votes will have the same effect as a vote against this proposal.
Proposal 5: Amendment of Certificate of Incorporation to Increase the Number of Authorized Shares. The affirmative vote of the holders of a majority of the issued and outstanding shares of common stock as of the Record Date is required to approve the amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock for issuance. Abstentions and broker non-votes will have the same effect as a vote against this proposal.
Proposal 6: Amendment of Certificate of Incorporation to Remove Supermajority Stockholder Vote Requirements. The affirmative vote of the holders of at least two-thirds of the Company's issued and outstanding shares of common stock as of the Record Date is required to approve the amendment of the Certificate of Incorporation to remove all supermajority stockholder vote requirements therefrom. Abstentions and broker non-votes will have the same effect as a vote against this proposal.
Proposal 7: Adjournment of the Meeting. The affirmative vote of a majority of the votes represented at the Annual Meeting, either in person or by proxy, and entitled to vote at the meeting is required to approve this proposal. Abstentions and broker non-votes will have the same effect as a vote against this proposal.
If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. Unless a stockholder provides specific instructions to vote against a nominee for director with respect to Proposal 1, the persons named in the proxy will be authorized to vote the shares represented thereby FOR the election of the Board’s nominees for director. To the extent specific instructions are not given with respect to Proposals 2, 3, 4, 5, 6 and 7 the shares represented by the proxy will be voted FOR these proposals.

Foreign Stock Record
To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our Certificate of Incorporation restricts foreign ownership of shares of our voting stock, which currently consists solely of our common stock. The restrictions imposed by federal law currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not United States citizens.
Our Certificate of Incorporation generally provides that ownership or control of (i) 25% or more of the issued and outstanding voting stock of the Company (the "Maximum Voting Percentage") or (ii) shares of capital stock of the Company entitled to receive 50% or more of the Company's dividends, distributions or proceeds upon liquidation (the "Maximum Economic Percentage"), by persons who are not citizens of the United States, as defined in 49 U.S.C. §40102(a)(15), is prohibited. Under §40102(a)(15), the term “citizen of the United States” is defined as: (i) an individual who is a citizen of the United States; (ii) a partnership each of whose partners is an individual who is a citizen of the United States; or (iii) a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.
Our Certificate of Incorporation further generally provides that a transfer of shares of the voting stock of the Company to a non-U.S. citizen shall not be valid, except between the parties to the transfer, until the transfer shall have been registered on a separate stock record (the "Foreign Stock Record") that is maintained by the Company. The Certificate of Incorporation further generally provides that no shares of our voting stock (i) may be voted by or at the direction of non-U.S. citizens unless such shares are registered on the Foreign Stock Record, and (ii) no shares of our voting stock will be registered on the Foreign Stock Record if the amount so registered would exceed the Maximum Voting Percentage or the Maximum Economic Percentage. Any holder of the Company's voting stock who is not a United States citizen and has not registered its shares on the Foreign Stock Record maintained by us will not be permitted to vote its shares at the Annual Meeting. The enclosed proxy card contains a certification that by signing the proxy card or voting by telephone or electronically, the stockholder certifies that such stockholder is a United States citizen as that term is defined in 49 U.S.C. §40102(a)(15) or that the shares represented by the proxy card have been registered on our Foreign Stock Record. As of the record date for the Annual Meeting, shares representing less than the Maximum Voting Percentage and the Maximum Economic Percentage are registered on the Foreign Stock Record.

Shares Registered in the Name of a Broker
Brokerage firms holding shares in street name for customers are required to vote such shares in the manner directed by their customers. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. If you hold your shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted under the rules of the New York Stock Exchange to vote on that matter without instructions from the beneficial owner. These are referred to as “non-routine” matters. Proposal 1 (Election of Directors), Proposal 2 (Amendment of Certificate of Incorporation to Increase the Maximum Number of Directors on the Board), Proposal 4 (Advisory Vote on Executive Compensation), Proposal 5 (Amendment of Certificate of Incorporation to Increase the Number of Authorized Shares), Proposal 6 (Amendment of Certificate of Incorporation to Remove Supermajority Stockholder Vote Requirements) and Proposal 7 (Adjournment of the Meeting) are considered “non-routine” matters. If you do not provide your broker with voting instructions on the proposals that are considered “non-routine,” your broker will not have the authority to cast a vote on these proposals. Only Proposal 3 (Ratification of Selection of Independent Registered Public Accounting Firm) is considered a “routine” item, and your broker will have the authority to vote on this matter in its discretion if you do not provide voting instructions on this proposal.

Revocability
You may revoke your proxy in one of the following ways: by voting in person at the Annual Meeting, by giving written notice of revocation to the Secretary of the Company prior to the voting or by giving a later dated proxy (including by means of a telephone or Internet vote) at any time before the voting deadline, which is 11:59 p.m. ET, on May 9, 2018.

Confidentiality
It is the policy of the Company that all proxy cards, ballots and vote tabulations that identify the vote of a specific stockholder on any matter submitted for a vote of stockholders be kept secret from the Company and its directors, officers and employees, except when (a) disclosure is required by applicable law or regulation, (b) a stockholder expressly requests such disclosure, or (c) in a contested proxy solicitation.

Proxy Solicitation
Proxies may be solicited by directors, executive officers and other employees of the Company in person or by telephone or mail only for use at the Annual Meeting or any adjournment thereof. The Company has retained Georgeson LLC (“Georgeson”) to assist with the solicitation of proxies for a project management fee of $11,500, plus reimbursement for out-of-pocket expenses. The Company may also engage Georgeson to solicit proxies by telephone for a reasonable additional fee determined on a per-completed-call basis. All solicitation costs will be borne by the Company.

Proxy Tabulation
Proxies and ballots will be received and tabulated by, and the inspector of election will be from, an independent firm that is not affiliated with the Company. Subject to the above exceptions to the confidential voting policy, comments on written proxy cards will be provided to the Secretary of the Company without disclosing the vote unless the vote is necessary to understand the comment.

Separate Voting Materials
If you share an address with another stockholder and we sent you a notice of intent to send you a householded mailing, you may receive only one Notice of Internet Availability of Proxy Materials (the "Notice") unless you have provided contrary instructions. If you wish to receive a separate Notice now or in the future, you may write or call to request a separate copy from:
Air Transport Services Group, Inc.
145 Hunter Drive
Wilmington, Ohio 45177
Attn: Executive Assistant
Telephone: (937) 366-2296
Similarly, if you share an address with another stockholder and have received multiple copies of the Notice, you may write or call us at the above address and phone number to request that in the future, we deliver to you a single copy of the Notice.

Directions
To obtain directions to attend the Annual Meeting and vote in person, you may call the Executive Assistant at (937) 366-2296 or visit atsginc.com/Annual_Meeting.html.

Principal Stockholders
To the Company’s knowledge, as of the Record Date, only the following stockholders owned more than 5% of the outstanding common stock of the Company:
Common Stock Ownership of Certain Beneficial Owners

Name	Number of Shares		Percentage of Common Stock Outstanding(5)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,489,197	(1)	7.58%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas, 78746	4,235,212	(2)	7.15%
Blackrock Inc. 55 East 52nd Street New York, New York 10055	3,331,539	(3)	5.62%
Amazon.com, Inc. 410 Terry Avenue North Seattle, Washington 98109	3,519,163	(4)	5.61%

(1)
Based solely on Amendment No. 3 to Schedule 13G filed with the SEC on February 8, 2018, The Vanguard Group, Inc. reported sole voting power of 107,650 shares, shared voting power of 1,500 shares, sole dispositive power of 4,380,647 shares and shared dispositive power of 108550 shares, of common stock as of December 31, 2017. According to the filing, (i) Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 107,050 shares or 0.18% of the outstanding common stock as a result of its serving as investment manager of collective trust accounts; and (ii)Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,100 shares or .00% of the outstanding common stock as a result of its serving as investment manager of Australian investment offerings.

(2)
Based solely on Amendment No. 4 to Schedule 13G filed with the SEC on February 9, 2018, Dimensional Fund Advisors LP reported sole voting power of 3,970,293 shares, and sole dispositive power of 4,235,212 shares, of common stock as of December 31, 2017. According to the filing, (i) Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”); (ii) in certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to the Funds; (iii) in its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the common stock that is owned by the Funds, and may be deemed to be the beneficial owner of the shares of common stock held by the Funds, but all of the shares of common stock reported in the filing are owned by the Funds; and (iv) Dimensional disclaims beneficial ownership of such common stock reported therein.

(3)
Based solely on a Schedule 13G filed with the SEC on February 8, 2018, Blackrock Inc. reported aggregate beneficial ownership and sole dispositive power of 3,331,539 shares and sole voting power of 3,247,302 shares of common stock as of December 31, 2017.

(4)
Based on Amendment No. 2 to Schedule 13G filed with the SEC on January 26, 2018, Amazon.com, Inc. reported sole voting and dispositive power of 3,519,163 shares of common stock as of December 31, 2017, which shares are subject to an exercisable warrant issued by the Company. According to the filing, (i) on March 8, 2016, pursuant to an Investment Agreement, dated as of March 8, 2016 (the "Investment Agreement"), by and between Amazon.com, Inc. ("Amazon") and the Company, the Company issued Amazon a warrant (the "Warrant") to acquire up to 12,810,629 shares of common stock (which includes the 3,519,163 shares referenced above); (ii) the number of shares of common stock that are currently exercisable pursuant to the Warrant, for which Amazon.com reports beneficial ownership, is calculated with reference to applicable notification and clearance thresholds in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and is reported with reference to the market price of the common stock (as calculated pursuant to the HSR Act) and the applicable HSR Act thresholds as of December 31, 2017; (iii) to the extent the market price of the common stock increases or the applicable HSR Act threshold decreases, the number of shares of common stock beneficially owned by Amazon would decrease; and (iv) to the extent the market price of the common stock decreases or the applicable HSR Act threshold increases, the number of shares of common stock beneficially owned by Amazon would increase.

(5)
For each stockholder, other than Amazon.com, Inc., based on 59,237,512 shares of common stock outstanding as of the Record Date. For Amazon.com, Inc., based on 59,237,512 shares of common stock outstanding as of the Record Date, plus 3,331,539 shares of common stock issuable upon the exercise of the Warrant as of December 31, 2017, as described in footnote (4) above.

PROPOSAL 1
ELECTION OF DIRECTORS
The Company’s Certificate of Incorporation provides for no fewer than three and no more than nine directors, as determined from time to time by the Board. The Company’s Board currently consists of the following six members:
Richard M. Baudouin
Raymond E. Johns, Jr.
Joseph C. Hete
Randy D. Rademacher
J. Christopher Teets
Jeffrey J. Vorholt
All six of the current directors of the Company have been nominated for reelection to the Board at the Annual Meeting. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Nominating and Governance Committee and approved by the Board. Each of the nominees, if elected, will serve for a one-year term expiring at the Annual Meeting of Stockholders in 2019 and until his respective successor has been elected and qualified as provided under the Company's Bylaws (the "Bylaws"). Each of the nominees has consented to being named in this Proxy Statement and to serve as a director, if elected. If any of them becomes unavailable, the persons named in the proxy may vote for any substitute designated by the Nominating and Governance Committee; however, the Board has no reason at this time to anticipate that this will occur. In an uncontested election, our Bylaws provide that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of shares voted “For” a director nominee must exceed the number of shares voted “Against” that nominee). Abstentions and broker non-votes have no effect on the vote. The process that will be followed by the Board in the event that a nominee does not receive a majority of the votes cast is described below under the section entitled “Majority Voting.”
Set forth below is biographical information concerning each of the nominees for director at the Annual Meeting:

Nominees for Director
For Terms Expiring in 2018
Richard M. Baudouin, age 66, Senior Advisor for Infinity Transportation, a company owned by Global Atlantic Financial Corp., since November 2016. Prior to his current role at Infinity Transportation, Mr. Baudouin was a principal of Infinity Aviation Capital, LLC ("IAC"), an investment firm involved in aircraft leasing, from March 2011 to November 2016, and was a co-founder and former managing director of Aviation Capital Group ("ACG"), a commercial aircraft leasing company, from December 1989 to June 2010, where he oversaw the marketing and capital markets units of the firm. He worked in the aircraft finance unit of General Electric Capital Corporation from September 1977 to September 1983. Mr. Baudouin is a former board member of the Magellan Group, an engine leasing and aviation parts company, as well as a former board member of ACG and the International Society of Transport Air Trading Board of Governors. He has been a director of the Company since January 2013, and is the Chair of the Nominating and Governance Committee and a member of the Audit Committee. Mr. Baudouin possesses many years of experience in commercial aircraft leasing and financing and has extensive contacts in the global leasing marketplace that assists the Company in further developing and expanding its aircraft leasing business.
Joseph C. Hete, age 63, President and Chief Executive Officer of ATSG since October 2007 and Chief Executive Officer of its subsidiary, ABX Air, Inc. since August 2003. He was the President of ABX Air, Inc. from January 2000 to February 2008 and the Chief Operating Officer of ABX Air, Inc. from January 2000 to August 2003. From 1997 until January 2000, he held the position of Senior Vice President and Chief Operating Officer of ABX Air, Inc. Mr. Hete served as Senior Vice President, Administration, of ABX Air, Inc. from 1991 to 1997, and Vice President, Administration, of ABX Air, Inc. from 1986 to 1991. He joined ABX Air, Inc. in 1980. Among other qualifications, Mr. Hete brings to the Board a deep and extensive knowledge of the air cargo industry and the day-to-day operations of the Company through his years in various senior business leadership roles with the Company, including as Chief Executive Officer. He is able to keep the Board of Directors informed on the current state of the Company by serving as a director.

Raymond E. Johns, Jr. (General USAF Ret.), age 63, Executive Vice President of FlightSafety International, Inc. He has served as the Executive Vice President of FlightSafety International, Inc., a global provider of flight training for commercial, business and military aviation professionals and flight simulation equipment, since 2014, where he is responsible for commercial products, services and worldwide government business. Mr. Johns led the U.S. Air Force Air Mobility Command at Scott Air Force Base in Illinois, where he commanded a fleet of 1,300 aircraft and managed relationships with 120 commercial air carriers until his retirement with the rank of General in January 2013, capping a 36-year military career. Mr. Johns is a 1977 U.S. Air Force Academy graduate, former test pilot and program manager for the VC-25 Air Force One replacement program. He has held staff positions at both the European and Pacific command headquarters. In Washington D.C., Mr. Johns served as a White House Fellow and was Deputy Chief of Staff for Strategic Plans and Programs, where he focused on long-range planning and led the AF Corporate Process for resource allocation. He has commanded a test squadron, operations group and airlift wing, and was Director of Mobility Forces for operations in Bosnia and responsible for strategic airlift operations in Iraq and Afghanistan. Mr. Johns holds an M.S. in administration from Central Michigan University, and graduated from the John F. Kennedy School of Government's program for senior executives at Harvard University. Mr. Johns has been a director of the Company since October 2017 and serves as a member of the Audit Committee and the Nominating and Governance Committee. He possesses a deep understanding of strategic planning and analysis and offers valuable operating perspectives with respect to complex air networks. Mr. Johns' former leadership of the AMC, including his experience in managing relationships with the many commercial air carriers that supplement the U.S. Military's air transport operations, provides insight to the Company in seeking to further develop and expand its air cargo and related businesses.

Randy D. Rademacher, age 61, Senior Vice President, Chief Financial Officer, of Reading Rock, Inc. He has served as the Senior Vice President, Chief Financial Officer, of Reading Rock, Inc., a privately owned manufacturer and distributor of concrete products and other building materials, since 2008. Mr. Rademacher was formerly the Chief Financial Officer for The Armor Group, a privately owned manufacturer of industrial and commercial products, from 2006 to 2008. He also served as the President of Comair Holdings LLC, from 1999 to 2005. During his career at Comair Holdings LLC, Mr. Rademacher also held a number of other positions, including Senior Vice President and Chief Financial Officer from 1993 to 1999, Vice President of Finance from 1989 to 1993, Controller from 1986 to 1989, and Director of Corporate Finance from 1985 to 1986. Prior to that, Mr. Rademacher was a CPA for Arthur Andersen & Co. from 1979 to 1985. He has been Chairman of the Company’s Board since May 2015 and a director of the Company since December 2006. He also serves as a member of the Audit Committee and the Compensation Committee. Among other qualifications, Mr. Rademacher has substantial senior business leadership experience and expertise in the transportation industry from his service at Comair Holdings LLC. He also offers valuable insight on financial matters because of his work experience and accounting background.

J. Christopher Teets, age 45, Partner of Red Mountain Capital Partners LLC ("Red Mountain"), an investment management firm, since February 2005. Before joining Red Mountain, Mr. Teets was an investment banker at Goldman, Sachs & Co. Mr. Teets joined Goldman, Sachs & Co. in 2000 and was made a Vice President in 2004. Prior to Goldman, Sachs & Co., Mr. Teets worked in the investment banking division of Citigroup. He holds a bachelor’s degree from Occidental College and an MSc degree from the London School of Economics. Mr. Teets has also served as a director of Marlin Business Services Corp., since May 2010, as a director of Nature’s Sunshine Products, Inc., since December 2015, and as a director of Yuma Energy, Inc., since October 2016. Mr. Teets also previously served as a director of Encore Capital Group, Inc. from May 2007 until June 2015, and Affirmative Insurance Holdings, Inc., from August 2008 until September 2011. Mr. Teets has been a director of the Company since February 2009, and is the Chairman of the Compensation Committee and a member of the Nominating and Governance Committee. Among other qualifications, Mr. Teets brings to the Board significant business and investment banking experience as well as public company board experience, which helps the Board of Directors better understand the financial needs and challenges facing the Company.

Jeffrey J. Vorholt, age 65, is an independent consultant and private investor. He was formerly a full-time faculty member at Miami University (Ohio) and concurrently an Adjunct Professor of Accountancy at Xavier University (Ohio), from 2001 to 2006. Mr. Vorholt, a CPA and attorney, was the Chief Financial Officer of Structural Dynamics Research Corporation from 1994 until its acquisition by EDS in 2001. Previously, he served as the Senior Vice President of Accounting and Information Systems for Cincinnati Bell Telephone Company and the Senior Vice President, Chief Financial Officer and director for Cincinnati Bell Information Systems, which is now Convergys Corporation. Mr. Vorholt served as director and Chairman of the Audit Committee for Softbrands, Inc., a global provider of enterprise-wide application software, from 2002 until its acquisition by Infor Global Solutions of Alpharetta, Georgia in 2009. Mr. Vorholt has been a director of the Company since January 2004. He is the Chairman of the Audit Committee and is a member of the Compensation Committee. Among other qualifications, Mr. Vorholt has over 40 years of experience in accounting and financial management, and his knowledge and experience in that field make him an invaluable asset to the Board, particularly through his service on the Audit Committee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE REELECTION OF EACH NOMINEE AS A DIRECTOR OF THE COMPANY

CORPORATE GOVERNANCE AND BOARD MATTERS
The Board of Directors held 11 meetings during 2017 and each director participated in at least 96% of the board meetings and meetings of the committees of the Board on which he served during the year. Directors are expected to attend board meetings, meetings of the committees on which they serve and the annual meeting of stockholders. All of the directors then in office attended the Company’s 2017 Annual Meeting.

Independence
The Board has determined that each of the current directors, except Joseph C. Hete (by virtue of his employment as President and Chief Executive Officer of the Company), is independent within the meaning of the independence standards of the NASDAQ and the Certificate of Incorporation, as currently in effect.
In considering the independence of J. Christopher Teets, the Board considered the fact that he is a Partner of Red Mountain, the beneficial owner of approximately 2.8% of the Company’s outstanding shares (based solely on a Form 13F filed with the SEC on February 14, 2018), as well as the Company's repurchase of 380,637 shares of the common stock of the Company in connection with a registered secondary offering by a fund that is affiliated with Red Mountain, as described under "Related Person Transactions" on page 16 of this Proxy Statement, and concluded that his relationship with Red Mountain and such transaction does not impact his independence as a director of the Company. In reaching this conclusion, the Board took into account that Mr. Teets had recused himself from the meetings and deliberations of the Audit Committee and the Board concerning, and abstained from voting on, the secondary stock offering and stock repurchase as well as the fact that the Company and Red Mountain are parties to a confidentiality and standstill agreement that will remain in effect during Mr. Teets’ tenure as a director of the Company. The agreement imposes confidentiality obligations on Red Mountain and restrictions on its ability to: (i) acquire or agree to acquire, directly or indirectly, more than 17.49% of the issued and outstanding common stock of the Company or any assets of the Company or a subsidiary or division thereof; (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote, as such terms are used in the rules of the SEC, or seek to advise or influence any person with respect to the voting of any securities of the Company; (iii) nominate or seek to nominate, directly or indirectly, any person to the Board of Directors; (iv) make any public announcement with respect to, or submit a proposal for, or offer of, any extraordinary transaction involving the Company or any of its securities or assets; (v) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") in connection with any of the foregoing; (vi) otherwise act or seek to control or influence the Board of Directors or the management or policies of the Company; (vii) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in (i) through (v) above; or (viii) request for the Company, directly or indirectly, to amend or waive any of the foregoing provisions. In addition, the agreement provides that, for so long as the standstill provisions are in effect and Red Mountain were to beneficially own, directly or indirectly, in excess of 14.9% of the issued and outstanding common stock of the Company, Red Mountain will, except with the prior written consent of the Company or the Board, cause such shares of common stock representing the portion of Red Mountain's beneficial ownership in excess of 14.9% to be voted in accordance with the Board's publicly stated recommendations for voting on such matters.

Majority Voting
The Company’s Bylaws provide that, in an uncontested election, each director will be elected by a majority of the votes cast. A “majority of the votes cast” means that the number of shares voted “For” a nominee exceeds the number of shares voted “Against" that nominee. The Bylaws include a director resignation policy providing that, in any uncontested election, in order for any person to become a nominee for the Board, that person must submit an irrevocable resignation from the Board, which will become effective if that nominee does not receive a majority of the votes cast and the Board determines to accept such resignation. In such circumstances, the Board, acting on the recommendation of the Nominating and Governance Committee (which is composed entirely of independent directors), shall, within 90 days of receiving the certified vote pertaining to such election, determine whether to accept the resignation of such unsuccessful nominee and, in making that determination, may consider any factors or other information that it deems appropriate or relevant. The Nominating and Governance Committee and the Board expect an unsuccessful incumbent to voluntarily recuse himself or herself from participation in such deliberations. The

Company will promptly publicly disclose the Board's decision and, if applicable, the reasons for rejecting the tendered resignation, in a Report on Form 8-K filed with the SEC.
The majority voting standard does not apply, however, in a contested election of directors. An election is deemed to be a contested election if the number of nominees for election as directors at the meeting in question nominated by (i) the Board, (ii) any stockholder, or (iii) a combination thereof exceeds the number of directors to be elected. In such circumstances, directors are instead elected by a plurality of the votes cast, meaning that the nominees receiving the most votes are elected. The determination as to whether an election is a contested election is made as of the record date for the meeting in question. Once an election is determined to be a contested election, the plurality standard shall remain in effect through the completion of the meeting, regardless of whether the election ceases to be a contested election after the record date but prior to the meeting.
Because the number of director nominees timely nominated for election at the Annual Meeting does not exceed the number of directors to be elected, the election of directors at the Annual Meeting will not be contested. As a result, each of the directors will be elected by a majority of the votes cast at the Annual Meeting.

Director Compensation
The Company uses a combination of cash and long-term incentive compensation to attract and retain qualified candidates to serve on the Board. The Compensation Committee recommends to the Board for its approval the form and amount of compensation paid to the non-employee directors. The Committee reviews the compensation arrangements of the directors on an annual basis, which review includes an evaluation prepared on an annual or bi-annual basis by Willis Towers Watson, an executive compensation consulting firm, retained by the Compensation Committee. The evaluation considers the compensation arrangements for the directors of similar companies.
Like the executive officers, the non-employee directors are also subject to minimum stock ownership requirements. The non-employee directors are required to own and retain the minimum number of shares (including restricted stock units) totaling in value as of the date of grant or purchase, at least three times their annual retainer. Each director is expected to be in compliance with the ownership guidelines on or about the third anniversary of the date on which he or she was elected to the Board.

Cash Compensation
The non-employee directors are each paid an annual retainer for serving on the Board as well as an annual retainer for each of the standing committees of the Board on which they serve. On July 1, 2017, the annual retainer paid to each non-employee director for serving on the Board was increased from $50,000 to $60,000. During 2017, the non-employee directors were each paid an annual retainer of $5,000 for each of the standing committees of the Board on which they serve. In addition, each non-employee director was entitled to be paid a $1,500 fee for each Board and committee meeting (of which the non-employee director is a member) attended that was in excess of a total aggregate amount of 18 Board and committee meetings during the fiscal year.
The Chairman of the Board and the chairman of each of the standing committees of the Board also receive an additional annual chairman fee. During 2017, (i) the annual chairman fee paid to the Chairman of the Board was increased from $60,000 to $100,000, effective on July 1, 2017; (ii) the Chairman of the Audit Committee was paid an annual chairman fee of $17,000; and (iii) the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee were each paid an annual chairman fee of $10,000.
In addition to compensation for their Board and committee service, the directors are reimbursed during the year for out-of-pocket expenses incurred in the performance of their duties as directors, such as travel, meal and lodging expenses.

Long-Term Incentive Compensation
The long-term incentive compensation awards for the non-employee directors are comprised solely of restricted stock units. Since the approval of the Company’s Amended and Restated 2005 Long-Term Incentive Plan (the “2005 LTI Plan”), the Board has granted restricted stock unit awards to the Company’s non-employee directors on an annual basis under the terms of the 2005 LTI Plan. With the adoption of the Company’s 2015 Long Term Incentive Plan (the

“2015 LTI Plan”), non-employee directors have continued to receive restricted stock unit awards on an annual basis. Under the 2015 LTI Plan, the restricted stock units will vest and settle on the first anniversary of the date of the grant, unless the non-employee director elects (no later than December 31st of the year immediately preceding the year of grant) to defer the settlement to either a specific date after the first anniversary of the date of the grant or the date upon which the non-employee director’s board service ends. The size of the grants are determined by the Board and are based on the Company’s periodic evaluation of the compensation arrangements of other companies prepared by Willis Towers Watson. Awards granted to the non-employee directors in March 2018 had a grant value of $85,000.

Director Compensation Table
The table below summarizes the compensation paid by the Company to its non-employee directors for the fiscal year ended December 31, 2017.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Total ($)
Richard M. Baudouin	86,250	74,989	161,239
Raymond E. Johns, Jr.(2)	15,000	—	15,000
Arthur J. Lichte(3)	15,000	—	15,000
Randy D. Rademacher	148,000	74,989	222,989
J. Christopher Teets	75,000	74,989	149,989
Jeffrey J. Vorholt	83,500	74,989	158,489

(1)
Joseph C. Hete, the Company’s President and Chief Executive Officer, is not included in this table since he is an employee of the Company and, therefore, receives no compensation for his services as a director.

(2)	Mr. Johns was elected to the Board on October 5, 2017.

(3)	Mr. Lichte resigned from the Board on February 17, 2017.

(4)
Each director was awarded 4,485 restricted stock units. The restricted stock units are being reported in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 Compensation—Stock Compensation. The grant date fair value of the awards is based on information included in Note L to the Company’s audited financial statements for the fiscal year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2018.

Board Committees
The Board has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The Audit Committee, Compensation Committee and Nominating and Governance Committee each consists exclusively of non-employee directors.

Audit Committee
The Audit Committee is currently composed of Jeffrey J. Vorholt, Chairman, Richard M. Baudouin, Raymond E. Johns, Jr. and Randy D. Rademacher. Mr. Vorholt has been the Chairman of the Audit Committee since January 29, 2004. The Board has determined that Mr. Vorholt is an “audit committee financial expert” as defined in the rules under the Exchange Act, and that he is independent under the NASDAQ Marketplace Rules.
The Audit Committee is generally charged with the appointment, compensation, retention, evaluation and oversight of the work of the independent registered public accounting firm; reviewing and discussing with management and the independent registered public accounting firm the Company’s annual audited and quarterly consolidated financial statements; reviewing the internal audit function; overseeing the integrity, adequacy and effectiveness of the Company and its subsidiaries’ internal accounting and financial controls; and approving and monitoring the Company and its subsidiaries’ compliance with their codes of conduct. Also, in the performance of its oversight function, the

Audit Committee reviews the Company and its subsidiaries’ compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee works closely with management as well as the Company’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Committee held five meetings during 2017.
The Audit Committee performs its work under the guidance of a written charter that was initially approved by the Audit Committee and the Board in August 2003 and was most recently amended in November 2015. The charter of the Audit Committee is available through our Internet website at http://www.atsginc.com.
The Audit Committee has furnished the following report for inclusion in this Proxy Statement.

Audit Committee Report
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the Company's independent registered public accounting firm, Deloitte & Touche LLP (both alone and with management present), the Company's audited consolidated financial statements for the year ended December 31, 2017. The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed with the independent registered public accounting firm pursuant to AS1301 Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” as currently in effect, and has discussed with Deloitte & Touche LLP their independence.
Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission.
Respectfully submitted,
The Audit Committee
Jeffrey J. Vorholt, Chairman
Richard M. Baudouin
Raymond E. Johns, Jr.
Randy D. Rademacher

The above report of the Audit Committee will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing of the Company with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference and will not be deemed soliciting material or deemed filed under those Acts.

Compensation Committee
The Compensation Committee is currently composed of J. Christopher Teets, Chairman, Randy D. Rademacher and Jeffrey J. Vorholt. The Compensation Committee is responsible for reviewing, evaluating and making recommendations to the full Board regarding the Company and its subsidiaries’ overall compensation policies and establishing performance-based incentives that support long-term strategic goals, organizational objectives and stockholder interests. The Committee is also responsible for determining the compensation of the Chief Executive Officer based upon the achievement of goals and objectives that are approved by the Committee, and for considering and approving the compensation arrangements for the other executive officers of the Company. This includes base salaries, short-term and long-term incentive awards, equity-related awards, participation in any deferred compensation or retirement plans or arrangements, benefits and perquisites. The Committee also evaluates the target performance goals for the non-executive senior officers and employees of the Company and its subsidiaries. In addition, the Committee oversees the administration of the Company and its subsidiaries' executive compensation plans, programs and arrangements, makes recommendations to the full Board with respect to succession planning for the Chief Executive

Officer and other officers of the Company and its subsidiaries, and sets and reviews the compensation for the Board and committee members. The Committee held four meetings during 2017.
The Compensation Committee performs its work under the guidance of a written charter that was initially approved by the Compensation Committee and the Board in August 2003. The charter was most recently amended in February 2017. The Committee’s charter is available through our Internet website at http://www.atsginc.com.

Nominating and Governance Committee
The Nominating and Governance Committee is currently composed of Richard M. Baudouin, Chairman, Raymond E. Johns, Jr. and J. Christopher Teets. The Committee is generally charged with identifying individuals qualified to become members of the Board in accordance with the criteria approved by the Board; making recommendations to the full Board with respect to director nominees for each annual meeting of the stockholders; developing and recommending to the Board a set of corporate governance principles applicable to the Company; and overseeing the evaluation of the Board and management. The Committee held four meetings during 2017.
The Nominating and Governance Committee performs its work under the guidance of a written charter that was initially approved by the Nominating and Governance Committee and the Board in March 2004 and was most recently amended in February 2010. The Committee’s charter is available through our Internet website at http://www.atsginc.com.

Consideration of Nominees for Director

Director Qualifications
The Nominating and Governance Committee is responsible for reviewing and developing the Board’s criteria for evaluating and selecting new directors based on the needs of the Company from time to time. The criteria used in connection with evaluating and selecting new directors include those set forth in the Company’s Corporate Governance Guidelines and Certificate of Incorporation. While these materials do not contain a formal diversity policy, the Corporate Governance Guidelines seek to ensure that candidates can work constructively with people holding diverse viewpoints and can tolerate opposing views. The Corporate Governance Guidelines are available through our Internet website at http://www.atsginc.com.
In addition to the criteria set forth in the Corporate Governance Guidelines, the Committee will consider whether the director candidate meets the definition of independence set forth under NASDAQ Marketplace Rules, applicable law and the Certificate of Incorporation, as well as the candidate’s skills, occupation and experience in the context of the needs of the Board. The Board will nominate new directors only from candidates identified, screened and approved by the Nominating and Governance Committee. The Nominating and Governance Committee and the Board will take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendation to the Company’s stockholders. Service on boards of other organizations must be consistent with the Company’s conflict of interest policies applicable to directors as set forth in the “Core Requirements” of the Company's “Code of Conduct for Conducting Business.”

Board Diversity
The Board recognizes the importance of maintaining a board that is composed of directors with diverse backgrounds and expertise in order to ensure the effectiveness of the Board in its deliberations and in the oversight of the work of management. In addition to the criteria set forth in the Company’s Corporate Governance Guidelines and the other considerations disclosed above under "Director Qualifications," the Board likewise recognizes that diversity of race, gender, age and cultural and ethnic backgrounds can enhance the effectiveness of a board. In this regard, the Board has become increasingly focused on increasing the gender diversity of the directors serving on the Board. The Board has launched an initiative, led by the Nominating and Governance Committee, to determine the skills, occupation and experience that the Board should seek in additional director candidates and to identify one or more qualified female candidates for election to the Board in 2018.

Evaluation of Stockholder Nominees
The policy of the Nominating and Governance Committee is to consider for nomination by the Board, properly submitted stockholder recommendations of potential nominees for membership on the Board. In evaluating such nominees, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under “Director Qualifications.” There are no differences in the manner in which the Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder, except to the extent provided as follows: (1) such candidates must be able to meet with one or more members of the Committee and/or the Board upon request, and (2) the stockholder must provide: (a) all written materials that would be necessary for a stockholder to make a nomination pursuant to the Bylaws, which materials must be submitted no later than the time permitted for a stockholder to make a director nomination pursuant to the Bylaws; and (b) other information requested by the Company reasonably related to the recommended individual’s qualifications as a nominee.

Director Nominations by Stockholders
The Bylaws permit stockholders to nominate directors for election at an annual stockholders’ meeting without the prior recommendation of the Nominating and Governance Committee or the nomination of the Board, subject to compliance with applicable notice requirements in the Bylaws. Stockholder nominations to the Board of Directors for the 2019 Annual Meeting of Stockholders must be forwarded to the Chairman of the Nominating and Governance Committee c/o Secretary, Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177, so as to be received not less than 90 days nor more than 120 days prior to the first anniversary of the 2018 Annual Meeting of Stockholders (May 10, 2018); provided, however, that in the event the date of the 2019 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from such first anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nominations received after such date will be considered untimely. The written notice must satisfy certain requirements specified in the Bylaws. A copy of the Bylaws will be sent to any stockholder upon written request to the Secretary of the Company.

Corporate Governance Guidelines
The Company adopted a set of Corporate Governance Guidelines in February 2005 to help the Board fulfill its responsibility to stockholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of stockholders. The Guidelines are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The Guidelines address such topics as the composition of the Board, the selection of Board members, Board independence, the procedures relating to, and the conduct of, Board and committee meetings, the compensation of directors and the Chief Executive Officer, periodic self-evaluations of the Board and committees, and other practices. The Corporate Governance Guidelines are available through our Internet website at http://www.atsginc.com.

Code of Ethics for the CEO and CFO
The Company has adopted a Code of Ethics that sets forth the policies and business practices that apply to the Company’s Chief Executive Officer and Chief Financial Officer. The Code of Ethics is in compliance with SEC rules and addresses such topics as compliance with laws; full, fair, accurate and timely disclosure of financial results; professional, honest and ethical conduct; conflicts of interest; and reporting procedures and accountability. The Code of Ethics is available through our Internet website at http://www.atsginc.com.

Code of Conduct for Conducting Business
The Company has adopted a Code of Conduct for Conducting Business that sets forth the policies and business practices that apply to all of the Company’s employees and directors. The Code of Conduct addresses such topics as compliance with laws; moral and ethical conduct; equal employment opportunity; promoting a work environment free from harassment and discrimination; and the protection of intellectual property and proprietary information. The Code of Conduct for Conducting Business is available through our Internet website at http://www.atsginc.com.

Related Person Transactions
The charter of the Audit Committee requires the Audit Committee to review and consider whether to approve all related party transactions, as that term is defined in the applicable regulations of the SEC.
Other than the stock repurchase transaction with an affiliate of Red Mountain described in the next paragraph, the Company has not engaged in any related person transactions, as defined by Regulation S-K Item 404(a), since January 1, 2017, nor are there any transactions currently proposed. If any related person transactions arise, the Audit Committee will review and approve such transactions as it deems appropriate.
On May 31, 2017, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriter (the "Underwriter"), and Red Mountain Partners, L.P., as selling stockholder. Red Mountain Partners, L.P. is a fund that is affiliated with Red Mountain, the investment management firm in which our director, J. Christopher Teets, is a partner. Pursuant to the Underwriting Agreement, Red Mountain Partners, L.P. sold to the Underwriter a total of 4,377,330 shares of the Company’s common stock, including shares sold pursuant to the exercise by the Underwriter of an over-allotment option, at a price of $22.42 per share. Pursuant to the Underwriting Agreement, the Company agreed to purchase 380,637 shares of common stock from the Underwriter, at a price per share equal to the price being paid by the Underwriter to Red Mountain Partners, L.P., resulting in an aggregate purchase price of $8,533,881. The sale of stock by Red Mountain Partners, L.P. resulted in the beneficial ownership of Red Mountain of the Company's common stock being reduced from 11.3% to 3.9% of the Company’s outstanding shares of common stock.

Executive Sessions
The independent directors of the Company meet in executive session (with no management directors or management present) on a regular basis and upon the request of one or more independent directors. The sessions are scheduled and chaired by the Chairman of the Board, who is an independent director. The executive sessions include whatever topics the independent directors deem appropriate.

Communications with the Board
Stockholders and other parties interested in communicating directly with the Company’s directors or with the non-management directors as a group may do so by writing to the Secretary of the Company at Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Leadership Structure
The Company’s Bylaws and Corporate Governance Guidelines provide the Board of Directors with the discretion to separate or combine the positions of Chairman of the Board and Chief Executive Officer, provided that in the event the positions are combined, an independent lead director position is established.
In deciding whether to separate the offices of Chairman of the Board and Chief Executive Officer or to combine those offices and appoint an independent lead director, the Board considers what is in the best interests of the Company and its stockholders, taking into consideration the skills and experience of the individual or individuals filling those positions and other relevant factors. The Board has determined that a leadership structure with separate positions of Chairman and Chief Executive Officer continues to be in the best interests of the Company and its stockholders at this time. This structure enables the Chairman to focus on managing the Board’s affairs, including organizational and functional effectiveness, and fulfilling the Board’s responsibilities. The Chief Executive Officer remains involved in this process by updating the Chairman and the Board in its entirety regarding the day-to-day management of the Company. While the Company has established separate roles for the Chairman of the Board and Chief Executive Officer, they both play a vital role in the management of the Company and must work together closely in order to maximize the Company’s potential.
Our Corporate Governance Guidelines provide that (i) a majority of the directors of the Company shall be “independent directors” as that term is defined in the NASDAQ Marketplace Rules; and (ii) the Chief Executive Officer will be the only employee of the Company who also serves as a director of the Company.  As described above under “Independence,” five of our six directors are independent. In addition, all of the directors on each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent directors. The independent directors meet in executive session (with no management directors or management present) on a regular basis (typically at the time of each quarterly board meeting) and upon the request of one or more independent directors.
Our Board conducts an annual evaluation to determine whether it and its committees are functioning effectively.  As a part of the annual self-evaluation, the Board considers whether the current leadership structure continues to be appropriate for the Company and its stockholders.  In addition, the Board reviews the structure of Board and Company leadership as part of the succession planning process.

Board Role in Risk Oversight
The Board recognizes that it has the primary responsibility for risk oversight, with the Board's standing committees supporting the Board by addressing the risks inherent in their respective areas of oversight. In meeting its responsibilities, the Board seeks to (i) concentrate on the broader implications of a strategic direction, while allowing the committees to focus on specific areas of risk, (ii) ensure that management has implemented appropriate systems to manage risk, and (iii) ensure that it is providing effective risk oversight through its committee structure and oversight processes.
EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives
The Compensation Committee believes that the compensation paid to its executive officers should assist the Company in attracting and retaining talented leaders and encouraging a high level of effective and ethical management in the best interests of the Company and its stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk taking. To this end, the Compensation Committee strives to ensure that the Company’s executive compensation program is competitive with that of similarly situated companies and rewards the achievement of short and long-term goals that align the interests of its executives and stockholders in seeking to increase stockholder value.
Throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal year 2017, as well as the other individuals included in the “Summary Compensation Table” below, are referred to as the “named executive officers.”

Chief Executive Officer’s Role in the Compensation Decision Process
The Compensation Committee considers recommendations from the Chief Executive Officer with respect to the base salaries of the named executive officers (other than himself) and the performance measures to be utilized under the Company's short-term incentive compensation plan. In making his recommendations, the Chief Executive Officer utilizes materials prepared by Willis Towers Watson, as further described below, including a peer group analysis, and completes an objective and subjective review of each executive’s responsibilities and performance over the prior year. The Chief Executive Officer plays no role in the compensation process, and is not present during voting or deliberations, with respect to his own compensation.

Establishing Compensation Levels
The Compensation Committee ordinarily meets during the first half of each year to review the base salaries for each of the executive officers and to approve incentive awards for the previous year based upon previously established performance measures. All changes to base salaries are typically effective on July 1st for the year in which they are set. The Compensation Committee has traditionally authorized the grant of equity awards under the Company's long-term term incentive plan no earlier than the close of the market on the second or third full trading day after the issuance of the Company’s earnings for the fourth quarter and year-end.
During the first half of the year, the Compensation Committee also typically establishes incentive goals for the current year based upon the Chief Executive Officer’s recommendations.

Compensation Consultant

The Compensation Committee is authorized to retain the services of independent advisers to assist it in carrying out its responsibilities. In 2017, the Compensation Committee engaged Willis Towers Watson to conduct a competitive compensation assessment for certain executives of the Company, including the named executive officers. The assessment was based on an analysis of the proxy statements of 16 publicly-traded transportation industry competitors, logistics companies and regional airlines (the "proxy peer group") as well as general industry compensation survey data, the latter of which was adjusted to reflect the Company's revenue size. The proxy peer group consisted of the following companies:

• Aircastle Limited • Air Methods Corp. • Allegiant Travel Company • Atlas Air Worldwide Holdings, Inc. • Echo Global Logistics, Inc. • Era Group Inc. • Forward Air Corp. • Hawaiian Holdings, Inc.	• Hub Group, Inc. • Park Ohio Holdings Corp. • PHI Inc. • Republic Airways Holdings Inc. • Sky West, Inc. • Spirit Airlines, Inc. • Radiant Logistics, Inc. • Willis Lease Finance Corp.

The assessment included: (i) a review of the Company's current executive compensation program and its components; (ii) a comparison of the executives' compensation, including base salary, target bonus opportunities, target total cash compensation, long-term incentive opportunities and target total compensation, at the 25th, 50th and 75th percentiles relative to the general industry survey data; (iii) a comparison of the components of the compensation of each of the executives relative to their counterparts in the proxy peer group data; and (iv) a comparison of the components of the compensation of each of the executives relative to their counterparts in a subset of the proxy peer group consisting of companies closest in size to the Company.
The review established compensation guidelines for the named executive officers, providing data on the 25th, 50th (median) and 75th percentile pay levels in the competitive market. The Compensation Committee has identified the 50th (median) percentile as the targeted pay level.
The Compensation Committee utilized the competitive compensation assessment in evaluating the ongoing competitiveness of the Company's compensation arrangements for 2017. In this regard, the proxy peer group analysis and general survey data contained in the competitive compensation assessment constituted a material component of the Compensation Committee’s evaluation of the Company’s compensation arrangements for 2017 with respect to the named executive officers.
To minimize the potential for conflicts of interest, our policy is to limit the use of Willis Towers Watson to only executive and director compensation and benefits matters. Further, the Compensation Committee has the sole authority to retain or terminate Willis Towers Watson as the Committee's executive compensation consultant and to approve its fees and other terms of engagement. In connection with its engagement of Willis Towers Watson, the Compensation Committee considered various factors bearing upon Willis Towers Watson's independence, including, but not limited to, the amount of fees received by Willis Towers Watson from the Company as a percentage of Willis Towers Watson's total revenues, Willis Towers Watson's policies and procedures designed to prevent and mitigate conflicts of interest, and the existence of any business or personal relationships that could impact Willis Towers Watson's independence. After reviewing these and other factors, the Compensation Committee determined that Willis Towers Watson was independent and that its engagement did not present any conflicts of interest. Willis Towers Watson also provided the Company with a written statement in which it indicated its belief that it serves as an independent advisor to, and has no conflicts of interest involving, the Company.

Compensation and Risk
The Board of Directors, in consultation with the Compensation Committee and management, believes that the Company's compensation policies and practices, including the Company's executive compensation program, do not create risks that are reasonably likely to have a material adverse effect on the Company. The Board believes that the following characteristics of the Company's compensation policies and practices are effective in reducing the possibility of the executive officers, individually or as a group, making excessively-risky business decisions that could maximize short-term results at the expense of long-term value:

•
The base salaries the Company pays to its executive officers are generally consistent with salaries paid for comparable positions in the Company's industry, and provide the Company's executive officers with a steady income while reducing the incentive to take risks in pursuit of short-term benefits.

•
The Company's short-term and long-term incentive compensation plans are well-defined and based on non-discretionary formulas that respectively cap the maximum bonus and shares that may be earned, thereby reducing the incentive for excessive risk taking.

•	The Company's executive compensation program is designed to include a significant level of long-term incentive compensation, which discourages short-term risk taking.

•	The performance period and vesting schedule for long-term incentives overlap, which reduces the motivation to maximize performance in any one period.

•
The Compensation Committee retains an external executive compensation consultant at least every two years to advise it on market practices and the suitability of its compensation actions and decisions.

•
The Company has adopted (i) a Code of Ethics for the Chief Executive Officer and Chief Financial Officer that provides for the forfeiture of bonuses and equity compensation under certain situations; (ii) a Code of Conduct for Conducting Business; and (iii) a Corporate Compliance Plan, each of which are designed to reinforce the balanced compensation objectives established by the Compensation Committee. The Code of Ethics for the Chief Executive Officer and Chief Financial Officer, Code of Conduct for Conducting Business and Corporate Compliance Plan are available through our Internet website at http://www.atsginc.com.

•
The Company has adopted stock ownership guidelines for its executive officers, which the Board believes helps to align the interests of the executive officers with the interests of stockholders, and thereby discourages excessive risk taking.

Advisory Votes on Executive Compensation
At our 2017, 2016 and 2015 Annual Meetings, 96%, 98% and 95% of the shares cast were respectively voted in favor of the advisory vote on the executive compensation reported in Company's proxy statement for those years. While the advisory vote is non-binding, the Compensation Committee and the Board of Directors reviews and considers the voting results with respect to advisory votes on executive compensation when making future decisions regarding the Company's executive compensation program and intends to hold future advisory votes on executive compensation every year.

Components of Executive Compensation for 2017
The Company’s executive compensation and benefits package consists of direct compensation (base salary, short-term cash incentives and long-term equity-based incentives) and Company-sponsored retirement and benefit plans. The components of the named executive officers’ compensation packages are designed to contribute to a total package that is competitive, appropriately performance-based and valued by the Company’s executives. The Compensation Committee strives to align the mix of executive officer compensation between cash and non-cash and short-term and long-term incentive compensation with the competitive benchmarking described above.

Base Salary
The Company provides the named executive officers with a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee determines the base salary for the Chief Executive Officer and the other named executive officers, although the base salaries for the latter are determined in consultation with the Chief Executive Officer. The Compensation Committee typically reviews the base salaries of the named executive officers sometime during the first half of the year as part of the Company’s performance review process, as well as in the event of a promotion or other change in job responsibilities. This review primarily takes into account a compensation analysis, such as the Willis Towers Watson analysis described above; an internal review of the executive’s compensation, both on an individual basis and relative to other executives; and the individual performance of the executive, as evaluated by the Chief Executive Officer.
In May of 2017, the Compensation Committee met in executive session, outside of the presence of the Chief Executive Officer, to discuss his compensation arrangements for 2017. The Committee reviewed and discussed the components of Mr. Hete's current compensation utilizing the materials prepared by Willis Towers Watson that are described above and, based thereon, increased his base salary. Further, the Compensation Committee, in consultation with the Chief Executive Officer and utilizing the materials prepared by Willis Towers Watson, increased the base salaries paid to Messrs. Turner, Payne and Corrado. The increases in the base salaries paid to Messrs. Hete, Turner, Payne and Corrado became effective on July 1, 2017, and were made in order to cause their respective target total compensation to be more in alignment with the market median/50th percentile being targeted by the Company. The base salaries paid to the named executive officers in 2017 are set forth in the “Salary” column of the “Summary Compensation Table” below.

Short-Term Incentive Compensation
During 2017, the Company's executives, including the named executive officers, had the potential to earn incentive compensation under the Company’s Executive Incentive Compensation Plan (the “EIC Plan”). The purpose of the EIC Plan is to incentivize executive management to achieve short-term corporate goals. Under the EIC Plan, participants are eligible to receive a cash bonus utilizing a non-discretionary formula that establishes a bonus amount, expressed as a percentage of base salary, based upon the extent of achievement of performance measures that are prescribed under the EIC Plan. The performance measures selected, and the relevant weight given to each such performance measure, may vary by participant, provided that, unless otherwise determined by the Compensation Committee, bonuses will be based on at least two performance measures, one of which will be net income from continuing operations. The other performance measures that may be utilized under the EIC Plan include revenue growth, return on capital, earnings per share, shipment growth, increase in stock price, return on assets, service or personal goals. The cash-incentive bonus opportunity for each participant varies depending upon the position held and ranges from 4.8% to 160% of the participant's base salary earned during the year. The threshold, target and maximum bonus potentials for the named executive officers in 2017 included the following:

Named Executive Officer	Threshold	Target	Maximum
Joseph C. Hete	11.5% of base salary	115% of base salary	160% of base salary
Quint O. Turner	6% of base salary	60% of base salary	100% of base salary
W. Joseph Payne	6% of base salary	60% of base salary	100% of base salary
Richard F. Corrado	6% of base salary	60% of base salary	100% of base salary

The Compensation Committee determines: (i) the threshold, target and maximum bonus percentages and, based thereon, the potential cash bonus amounts; (ii) the performance measures and the weight to be given to each performance measure; and (iii) the extent of the achievement thereof, for the Chief Executive Officer. Similarly, the Compensation Committee makes the same determinations with respect to the other named executive officers in consultation with the Chief Executive Officer. In May 2017, the Compensation Committee met in executive session, outside of the presence of the Chief Executive Officer, to discuss Mr. Hete's compensation arrangements for 2017. The Committee reviewed and discussed the components of Mr. Hete's current compensation utilizing the materials prepared by Willis Towers Watson that are described above and, based thereon, no changes were made to his bonus percentages under the EIC Plan for 2017. Further, the Compensation Committee, in consultation with the Chief Executive Officer and utilizing the materials prepared by Willis Towers Watson, made no changes to the bonus percentages under the EIC Plan for Messrs. Turner, Payne and Corrado for 2017. The Compensation Committee determined that, after taking into consideration the increases in the respective base salaries paid to the Chief Executive Officer and the other named executive officers described above, their respective total compensation was sufficiently in alignment with the market median/50% percentile being targeted by the Company.
For 2017, 80% of the named executive officers’ bonus opportunity was based upon the level of achievement of net income from continuing operations and 20% of their bonus opportunity was based upon the level of achievement of personal goals (the “Strategic Objectives”). The Compensation Committee determined that: (i) Mr. Hete had achieved 137% of the bonus potential for the performance measure associated with net income from continuing operations and 80% of the bonus potential associated with the Strategic Objectives; (ii) Mr. Turner had achieved 79% of the bonus potential for the performance measure associated with net income from continuing operations and 80% of the bonus potential associated with the Strategic Objectives; and (iii) Messrs. Payne and Corrado had each achieved 79% of the bonus potential for the performance measure associated with net income from continuing operations and 90% of the bonus potential associated with the Strategic Objectives. The following table shows for each of the named executive officers: (i) the performance measures utilized; (ii) the relevant weight given to the performance measures based on net income from continuing operations and in the aggregate for the Strategic Objectives; (iii) the potential bonus amounts at threshold, target and maximum, for the achievement of the performance measures based on net income from continuing operations, and in total for the Strategic Objectives; and (iv) the actual cash incentive bonus achieved for the performance measures under the EIC Plan for 2017:

	Component of 2017 Bonus	Potential Bonus Attainment			Actual 2017 Bonus
		Minimum	Target	Maximum
Joseph C. Hete
Net Earnings From Continuing Operations	80.0%	$64,400	$644,000	$896,000	$767,200
Strategic Objectives(1)	20.0%	16,100	161,000	224,000	179,200
Total					$946,400
Quint O. Turner
Net Earnings From Continuing Operations	80.0%	$18,871	$188,714	$314,523	$248,473
Strategic Objectives(1)	20.0%	4,718	47,178	78,631	62,905
Total					$311,378
W. Joseph Payne
Net Earnings From Continuing Operations	80.0%	$16,523	$165,231	$275,385	$217,554
Strategic Objectives(1)	20.0%	4,131	41,308	68,846	61,961
Total					$279,515
Richard F. Corrado
Net Earnings from Continuing Operations	80.0%	$17,538	$175,385	$292,308	$235,785
Strategic Objectives(1)	20.0%	4,477	44,769	74,615	67,154
Total					$302,939

The Compensation Committee believes that the Company’s overall incentive program, including the EIC Plan, is meaningfully performance based. In this regard, the Chief Executive Officer and other named executive officers were awarded an annual cash bonus under the EIC Plan attributable to the performance measure associated with net operating income from continuing operations based on the Company’s performance in 2017, 2016 and 2015.
The amounts paid to the named executive officers under the EIC Plan for 2017 are also set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

Long-Term Incentive Compensation
The Company's executives, including the named executive officers, and senior management are eligible to participate in the Company's 2015 LTI Plan. Similarly, the Company's executives, including the named executive officers, and senior management were formerly eligible to participate in the Company's 2005 LTI Plan, which expired on May 5, 2015. The purpose of the 2015 LTI Plan (and the former 2005 LTI Plan) is to foster and promote the long-term financial success of the Company, to reward performance and to increase stockholder value by providing participants appropriate incentives and awards, to enable the Company to attract and retain the services of outstanding individuals, to encourage stock ownership in the Company, and to align the interests of management and directors with that of stockholders. The 2015 LTI Plan (and the former 2005 LTI Plan) authorizes a wide range of equity awards, including stock options, restricted stock awards, restricted stock units, stock awards, stock appreciation rights and performance-based awards payable in shares or cash and other forms of equity compensation. The long-term incentive awards granted in 2016 were the first grants made under the 2015 LTI Plan. No new awards may be granted under the expired 2005 LTI Plan.
Since the approval of the 2005 LTI Plan and continuing under the 2015 LTI Plan, the Compensation Committee has granted restricted stock awards and performance-based stock unit awards to the Company’s named executive officers and other executives and members of the senior management group on an annual basis. The amount of the total long-term incentive grants to be received by each named executive officer is typically determined by multiplying the officer's base salary by a percentage, the latter of which depends on the position held. The percentage is 100% in the case of each of the named executive officers. The restricted stock awards and performance-based stock unit awards are divided evenly, so that half of the long-term incentive compensation value is delivered in restricted stock and half is delivered in performance-based stock units. The number of shares of restricted stock and performance-based stock units to be received is determined by dividing the value derived above by the closing stock price on the date of grant. The Compensation Committee has traditionally authorized the grant of awards no earlier than at the close of the market on the second or third full trading day after the issuance of the Company’s earnings for the fourth quarter and year-end.
The Compensation Committee granted restricted stock awards and performance-based stock awards to the Company’s named executives and other executives and members of the senior management group in the first quarter of 2017 under the Company’s 2015 LTI Plan. The 2016 awards granted under the 2015 LTI Plan were consistent with awards made previously under the 2005 LTI Plan, except as discussed below with respect to the performance-based stock unit awards.

Restricted Stock Awards
Under the restricted stock award agreements, shares of stock are issued in the name of each of the participant employees, but are held in escrow until they fully vest. Ordinarily, the vesting period is approximately 34 months from the date of grant. The employees may exercise any voting rights associated with the restricted stock while in escrow, and any dividends paid on the restricted stock are also held in escrow and paid once they are fully vested. The restrictions are removed and the stock is distributed to the employees if they are actively employed at the end of the vesting period, but such awards may be settled earlier or forfeited in certain limited circumstances under the terms of the award agreements.
The number of shares of restricted stock that were granted to each of the named executive officers during fiscal year 2017, all of which will vest at the end of the restriction period, are set forth in the “All Other Stock Awards: Number of Shares of Stock or Units” column of the “Grants of Plan-Based Awards Table” below.

Performance-Based Stock Unit Awards
Under the performance-based stock unit award agreements, the performance units are converted to an equal number of shares of common stock and paid out or forfeited, depending upon whether and the extent to which certain performance criteria are met during the performance period. The performance period is ordinarily 36 months. The performance-based stock units consist of two types - stock performance units and return-on-invested-capital (“ROIC”) units. The agreements provide for an equal number of stock performance units and ROIC units, based on their respective target award potential.
The performance criteria for the stock performance units are based upon the extent to which the appreciation in the Company’s stock during the performance period equals or exceeds the total stockholder return performance of the NASDAQ Transportation Index during the same period. Under the 2015 LTI Plan and the former 2005 LTI Plan (the "LTI Plans"), each award agreement specifies the 40th, 50th and 75th stock performance unit percentile level as the threshold, target and maximum percentile level, respectively, indicating when the stock performance awards are earned or forfeited. For performance outcomes between the threshold and maximum percentile levels, the actual awards are interpolated.
The performance criteria for the ROIC units under the LTI Plans are based upon how the Company’s average return on invested capital during the performance period compares to the levels specified under the award agreements. The ROIC units that were awarded under the 2015 LTI Plan contain different performance criteria than those that were used under the 2005 LTI Plan. Under the 2015 LTI Plan, the criteria for determining the extent to which ROIC units are earned or forfeited is based on invested capital for the same period during the prior fiscal year, while under the 2005 LTI Plan, the criteria were based on invested capital during the entire performance period. Each award agreement specifies a threshold, target and maximum ROIC unit percentile level, indicating when the ROIC awards are earned or forfeited. The Compensation Committee seeks to establish a threshold percentile level that is perceived by management as being reasonably achievable and a target and maximum percentile level that rewards superior performance. For performance outcomes between the threshold and maximum percentile levels, the actual awards are interpolated.
Under the LTI Plans, the performance-based stock units (both stock performance units and ROIC units) may be settled earlier or forfeited in certain limited circumstances under the terms of the award agreements.
The number of performance-based stock units that were granted to each of the named executive officers during fiscal year 2017, all or a portion of which may vest at the end of the performance period, depending upon and the extent to which the performance criteria are met during the performance period, are set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards" columns of the “Grants of Plan-Based Awards Table” below.

Equity Compensation Plan Information
The following table sets forth the number of shares of common stock subject to outstanding performance-based stock units as granted under the LTI Plans and the number of shares remaining available for future award grants under the 2015 LTI Plan, in each case, as of the Record Date. The Company has no other compensation plans pursuant to which equity awards may be granted.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders	938,936	N/A	298,839
Total	938,936	N/A	298,839

Stock Ownership Guidelines
To better align the interests of the Company's executives, including the named executive officers, with the interests of stockholders, the Committee requires that certain executives, including the named executive officers, maintain a minimum ownership interest in the Company. The amount of stock required to be owned and retained is based on the minimum number of shares totaling in value as of the date of grant or purchase (including any restricted stock grants) a multiple of the executive's annual base salary, which multiple depends upon the position held. The Chief Executive Officer (Mr. Hete) is required to own and retain the minimum number of shares totaling in value as of the date of grant or purchase at least three times his annual base salary. The Chief Financial Officer (Mr. Turner); Chief Legal Officer and Secretary (Mr. Payne); and Chief Operating Officer (Mr. Corrado) are each required to own and retain the minimum number of shares totaling in value as of the date of grant or purchase at least two times their respective annual base salaries. The Company’s executives, including the named executive officers, are expected to be in compliance with the ownership guidelines on or about the third anniversary of the date on which the executive was first elected to the position held. All of the named executive officers are in compliance with the stock ownership guidelines.

Company-Sponsored Retirement and Benefit Plans

Retirement Plans
ATSG and its subsidiaries have several retirement plans for their executives, including the named executive officers, and other employees who are not covered by a collective bargaining agreement. However, as described below, all but two of the retirement plans have been frozen or are no longer the subject of contributions. The named executive officers participate in one or more of the following plans: (i) the ABX Air Capital Accumulation Plan, which is both a defined contribution 401(k) plan (the “CAP 401(k) 5%”) and a voluntary 401(k) salary deferral plan (the “CAP 401(k)”); (ii) the ABX Air Retirement Income Plan (the “RIP”), which is a defined benefit pension plan; (iii) the ABX Air Profit Sharing Plan (the “PSP”), which is a defined contribution plan; (iv) the ABX Supplemental Executive Retirement Plan (the “SERP”), which is a non-qualified and unfunded plan that provides for benefits in excess of statutory limits; and (v) the Air Transport Services Group, Inc. Nonqualified Deferred Compensation Plan (the “DCP”), which is a non-qualified plan that provides deferred compensation in excess of statutory limits.
All eligible full and part-time non-union employees of ATSG and certain of its subsidiaries, including the named executive officers, who complete one year of service and work at least 1,000 hours during the year receive a Company contribution to the CAP 401(k) 5%. Under the CAP 401(k) 5%, employees that have completed three continuous years of employment with the Company and worked at least 1,000 hours each year, earn the right to receive benefits upon termination. Contributions are calculated as the product of 5% of eligible annual pay for each year of service, and the contributions are deposited in the CAP 401(k) 5%. Similarly, all eligible full and part-time non-union employees of ATSG and certain of its subsidiaries, including the named executive officers, may elect to participate in the CAP 401(k), which is a 401(k) plan that allows voluntary deferrals of up to 75% of an employee’s pay, subject to IRS income limits.
Messrs. Hete, Turner and Payne are eligible to receive benefits under the RIP. The RIP is a floor offset pension plan that works in step with the PSP (no contributions have been made to the PSP for non-union employees since December 31, 1999 or for union employees since December 31, 2009.). Under the RIP, all eligible full and part-time non-union employees of ATSG that have completed five continuous years of employment with the Company earn the right to receive benefits upon termination at the normal retirement age of 65 or reduced benefits upon early retirement on or after age 55, with 10 or more years of service. Retirement benefits are calculated as the product of 2% times the final average annual eligible pay for the first 25 years of service and 0.5% times the final average annual eligible pay for each year after the first 25 years of service, less the actuarial equivalent of the PSP balance. The RIP was frozen on January 14, 2010, and, as such, no years of service or average monthly compensation have been credited to the participants since that date in determining the benefit available under the RIP.
Messrs. Hete, Turner and Payne are eligible to receive benefits under the SERP. The SERP provides an age 62 targeted benefit of 50% of a participant’s Final Average Earnings (FAEs) for 25 or more years of service, which benefit is reduced by 4% a year for each year of service less than 25 years. In addition, a participant may elect early retirement as early as age 55 provided he or she has at least 10 years of service with the Company. The benefit is reduced by 6% a year for early retirement before age 62. Participants become vested in the SERP after completing 5 years of service with the Company. Prior to the date upon which the SERP was frozen, benefits earned through the formula were offset by benefits from Social Security, the RIP, the PSP and the CAP 401(k) 5%. The SERP was frozen on April 14, 2009. Accordingly, years of service used to calculate the targeted benefit as well as FAEs were frozen as of that date.
Messrs. Turner, Payne and Corrado are eligible to receive benefits under the DCP. The DCP provides deferred compensation to a select group of management and highly compensated employees (except for any person so employed under the terms of a collective bargaining agreement) in an amount equal to the retirement contributions that cannot be made to the qualified plan in which the eligible employee participates due to IRS compensation limits. The annual contributions made on behalf of the named executive officers participating under the DCP are dependent upon a number of factors, including the salary and bonus paid to the named executive officer during the year, the terms of the qualified plan in which he participates, and the annual IRS compensation limit (The annual contributions made on behalf of the named executive officers under the DCP for 2016 are set forth in footnote 4 to the “Summary Compensation Table” below.).

Benefit Plans
The core benefit package for the named executive officers and all other employees of the Company includes health, dental, vision, short and long-term disability, group term life insurance, accidental death and dismemberment (“AD&D”) insurance, and certain post-retirement benefits. The core benefit package is designed to assist the Company in retaining and attracting employees for key positions. The core benefit package for all of the employees of ATSG, including the named executive officers, also includes business travel accident insurance. The named executive officers participate in the Company’s benefit plans on the same basis as all other Company employees, except to the extent described under the heading “Retirement Plans” and “Potential Payments upon Termination or Change in Control.”

Employment Agreements; Severance Pay Plan and Change-in-Control Agreements

Employment Agreements
The Company does not have employment agreements with any of its named executive officers that specify a term of employment or guarantee minimum levels of compensation.

Severance Pay Plan
Each of the named executive officers participate in the Air Transport Services Group, Inc. Severance Pay Plan for Senior Management (the “Severance Plan”), which covers certain designated key employees of the Company and its subsidiaries. Under the terms of the Severance Plan, if a named executive officer (i) is terminated by the Company for any reason other than for “Cause” (as defined in the Severance Plan), death or disability, or (ii) resigns on account of “Good Reason” (as defined in the Severance Plan), the covered employee will receive the following severance benefits: (i) a continuation of annual base salary for the covered employee's severance period; (ii) a pro rata annual incentive bonus for the fiscal year in which the covered employee's employment termination occurs, which bonus will be paid at the same time that bonuses are paid under the applicable plan or policy; and (iii) a continuation of eligibility to participate in the Company's medical, dental, vision and prescription drug plans in which the covered employee was participating (including the covered employee's spouse and eligible dependents); provided that to receive such coverage, the covered employee must pay the amount that the covered employee would have been required to pay if such covered employee were employed by the Company at such time. The severance period for Mr. Hete is 24 months and the severance periods for Messrs. Turner, Payne and Corrado are 18 months.
If a covered employee is also a party to a change in control agreement and there occurs a change in control that results in such covered employee being entitled to receive severance benefits thereunder, then the Severance Plan will cease to be applicable to such covered employee, with all payments and benefits to such covered employee arising out of any termination of the employment of such covered employee to be determined and paid in accordance with the terms of such change in control agreement. Similarly, if a covered employee is also a party to an employment agreement with the Company that provides for severance payments and benefits following termination of employment under the same or similar circumstances as are set forth in the Severance Plan, then the Severance Plan will not be applicable to such covered employee so long as such employment agreement is in effect.

As a condition for a covered employee to be eligible to participate in the Severance Plan, and to receive severance benefits under the Severance Plan, a covered employee must agree to comply with the restrictive covenants thereunder, including (a) a confidential information disclosure restriction during the term of the covered employment and thereafter, (b) a non-competition restriction during the term of the covered employee’s employment and for the stated Restriction Period after such termination of employment and (c) a non-solicitation restriction applicable to the solicitation of actual or prospective customers, employees and contractors of the Company during the term of the covered employee’s employment and for the Restriction Period after such termination of employment. The Restriction Period for Mr. Hete is 24 months and for Messrs. Turner, Payne and Corrado is 18 months.
The Compensation Committee may amend, suspend or terminate the Severance Plan at any time; provided that (i) no amendment, suspension or termination may materially adversely affect a covered employee’s entitlements under the Severance Plan without the prior written consent of such adversely affected covered employee and (ii) no such amendment, suspension or termination will give the Company the right to recover any amount paid to a covered employee prior to the date of such amendment, suspension or termination or to cause the cessation and termination of payments of severance benefits to any person under the Severance Plan receiving severance benefits.

Change-in-Control Agreements
The Company has entered into change-in-control agreements with certain of its executives, including the named executive officers. Information regarding applicable payments under such agreements for the named executive officers is set forth under “Potential Payments Upon Termination or Change in Control” below.

Financial Restatements
Certain bonuses and equity compensation received by the Chief Executive Officer and Chief Financial Officer must be forfeited as required by applicable law if the Company is required to prepare an accounting restatement due to material non-compliance by the Company as a result of misconduct with any financial reporting requirements under the securities laws.

Tax and Accounting Implications

Deductibility of Executive Compensation
The Compensation Committee reviews and considers the impact that tax laws and accounting regulations may have on executive compensation in structuring the Company's executive compensation program. In this regard, the Compensation Committee has historically reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).  Prior to January 2018, Section 162(m) generally provided that the Company may not deduct compensation paid to a “covered employee” (generally our named executive officers serving on the last day of the year other than the chief financial officer) to the extent it exceeded $1 million.   Qualified performance-based compensation paid pursuant to stockholder approved plans was not subject to the $1 million deduction limit, provided that certain requirements were satisfied.
In making compensation decisions in 2017 and in prior years, the Compensation Committee sought to structure the performance-based stock units awards under the LTI Plans with the goal of qualifying any compensation paid thereunder as “performance-based” compensation excluded from the $1 million cap. However, the Compensation Committee never adopted a policy that would have required all compensation to be deductible because the Compensation Committee wanted to preserve the ability to pay compensation that did not meet the requirements of Section 162(m) if, in its judgment, such compensation was necessary to ensure competitive levels of total compensation for our executives or to otherwise further the Company's executive compensation philosophy and objectives.
The Tax Cuts and Jobs Act, which was enacted on December 22, 2017, includes a number of significant changes to Section 162(m), such as the repeal of the qualified performance-based compensation exemption and the expansion of the definition of “covered employees” (for example, by including the chief financial officer and certain former named executive officers as covered employees).

As a result of these changes, other than with respect to certain "grandfathered" performance-based awards granted prior to November 2, 2017, compensation paid to any of our covered employees generally will not be deductible in 2018 or future years, to the extent that it exceeds $1 million.
The Company will seek to preserve the deductibility of certain compensation arrangements that were in place as of November 2, 2017, under the applicable transition rules.  However, due to uncertainties regarding the scope of transition relief under the Tax Cuts and Jobs Act, there can be no guarantee that any compensation paid to our covered employees after 2017 will be or remain exempt from Section 162(m).

Accounting for Stock-Based Compensation
The Company began accounting for stock-based payments in accordance with the requirements of FASB ASC Topic 718, beginning with the initial grant of awards under the Company’s 2005 LTI Plan and continuing with grants made under the 2015 LTI Plan.

Compensation Committee Report
This report will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing of the Company with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference and will not be deemed soliciting material or deemed filed under those Acts.
The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for its 2018 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, each as filed with the Securities and Exchange Commission.
Respectfully submitted,
The Compensation Committee
J. Christopher Teets, Chairman
Richard M Baudouin
Jeffrey J. Vorholt

Summary Compensation Table
The following table sets forth the total compensation earned by, including the stock awards granted to, each of the named executive officers for the fiscal years ended December 31, 2017, December 31, 2016, and December 31, 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Joseph C. Hete	2017	$700,000	$682,298	$946,400	$71,504	$16,650	$2,416,852
President & Chief Executive Officer	2016	650,000	817,791	795,600	(24,885)	18,740	2,257,246
	2015	600,000	575,885	687,000	(32,083)	18,520	1,849,322

Quint O. Turner	2017	393,154	404,455	311,378	171,475	73,613	1,354,075
Chief Financial Officer	2016	377,500	513,114	297,470	67,820	60,923	1,316,827
	2015	345,000	332,390	273,240	(43,918)	52,090	958,802

W. Joseph Payne	2017	344,231	351,700	279,515	70,060	68,853	1,114,359
Chief Legal Officer & Secretary	2016	325,000	486,269	256,100	26,586	54,321	1,148,276
	2015	305,500	311,133	241,956	(19,989)	47,714	886,314

Richard F. Corrado	2017	373,077	341,149	302,939	—	69,263	1,086,428
Chief Operating Officer	2016	312,500	470,564	246,250	—	52,045	1,081,359
	2015	294,000	301,470	232,848	—	45,361	873,679

(1)
The amounts shown reflect the aggregate grant date fair value, in accordance with FASB ASC Topic 718, of restricted stock and performance-based stock units under the 2005 LTI Plan and the 2015 LTI Plan. The amounts shown for the performance-based stock units were computed based on the probable outcome of the performance conditions as of the grant date. Assuming the highest level of outcome, the maximum value of the performance-based stock units in 2017 would have been: Hete ($942,355), Turner ($558,613), Payne ($485,750) and Corrado ($471,178). Assuming the highest level of outcome, the maximum value of the performance-based stock units in 2016 would have been: Hete ($1,091,421), Turner ($669,301), Payne ($618,241) and Corrado ($596,482). Assuming the highest level of outcome, the maximum value of the performance-based stock units in 2015 would have been: Hete ($726,450), Turner ($419,293), Payne ($392,478) and Corrado ($380,289). Assumptions used in the calculation of these amounts are included in Note L to the Company’s audited financial statements for the fiscal year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2018. The 2005 LTI Plan and 2015 LTI Plan are described in further detail above under the heading “Long-Term Incentive Compensation.”

(2)
The amounts shown reflect the award of cash incentive compensation on March 15, 2018, March 15, 2017 and March 14, 2016, under the EIC Plan. The EIC Plan is described in further detail above under the heading “Short-Term Incentive Compensation.”

(3)
The amounts shown reflect the respective actuarial increases (decreases) in the present value of the named executive officers’ benefits under the RIP and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The SERP provides an age 62 targeted benefit of 50% of a participant’s Final Average Earnings (FAEs) at 25 years of service. For each year of service below 25 years, a 4% per year reduction factor is applied. If a participant retires between ages 55 and 62, an additional 6% per year reduction factor is applied. The targeted 50% benefit is offset by the RIP (before the PSP offset) or the actuarial equivalent of the employer contribution under the CAP 401(k) 5% and an estimated Social Security benefit based on the maximum amount. If a participant terminates prior to age 55, the SERP benefit will be payable at age 55. If a participant does not have 5 years of service at termination, they are not eligible for a SERP benefit. The SERP benefit will be paid as a lump sum based on RP 2000 annuitant mortality projected to 2018 and 5.55% interest. Mr. Corrado does not participate in the RIP or the SERP.

(4)
The amounts shown reflect the value of contributions made by the Company to each of the named executive officers pursuant to the CAP 401(k) 5%, the value of contributions made by the Company to each of the named executive under the DCP, and the dollar value of life insurance premiums paid by the Company for the benefit of each of the named executive officers, as follows:

(a)
The amounts for Mr. Hete include contributions made by the Company pursuant to the CAP 401(k) 5% ($13,500, $13,250 and $13,250 for 2017, 2016 and 2015, respectively) and the dollar value of life insurance premiums paid by the Company ($3,150, $5,490 and $5,270 for 2017, 2016 and 2015, respectively).

(b)
The amounts for Mr. Turner include contributions made by the Company pursuant to the CAP 401(k) 5% ($13,500, $13,250 and $13,250 for 2017, 2016 and 2015, respectively) and the DCP ($58,034, $44,270 and $35,675 for 2017, 2016 and 2015, respectively), and the value of life insurance premiums paid by the Company ($2,079, $3,404 and $3,166 for 2017, 2016 and 2015, respectively).

(c)
The amounts for Mr. Payne include contributions made by the Company pursuant to the CAP 401(k) 5% ($13,500, $13,250 and $13,250 for 2017, 2016 and 2015, respectively) and the DCP ($53,537, $38,180 and $31,664 for 2017, 2016 and 2015, respectively), and the value of life insurance premiums paid by the Company ($1,817, $2,891 and $2,800 for 2017, 2016 and 2015, respectively).

(d)
The amounts for Mr. Corrado include contributions made by the Company pursuant to the CAP 401(k) 5% ($13,500, $13,250 and $13,250 for 2017, 2016 and 2015, respectively) and the DCP ($53,715, $36,050 and $29,421 for 2017, 2016 and 2015, respectively), and the value of life insurance premiums paid by the Company ($2,048, $2,745 and $2,690 for 2017, 2016 and 2015, respectively).

Grants of Plan-Based Awards Table
The following table summarizes the grants of plan-based awards made to each of the named executive officers during the fiscal year ended December 31, 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph C. Hete	3/10/2016*				6,790	9,700	14,550		$195,746
	3/10/2016**				4,850	9,700	19,400		162,184
	3/10/2016							19,400	324,368
	N/A	$80,500	$805,000	$1,120,000

Quint O. Turner	3/10/2016*				4,025	5,750	8,625		116,035
	3/10/2016**				2,875	5,750	11,500		96,140
	3/10/2016							11,500	192,280
	N/A	23,589	235,892	393,154

W. Joseph Payne	3/10/2016*				3,500	5,000	7,500		100,900
	3/10/2016**				2,500	5,000	10,000		83,600
	3/10/2016							10,000	167,200
	N/A	20,654	206,539	344,231

Richard F. Corrado	3/10/2016*				3,395	4,850	7,275		97,873
	3/10/2016**				2,425	4,850	9,700		81,092
	3/10/2016							9,700	162,184
	N/A	21,923	219,231	365,385

(1)
The amounts shown reflect the threshold, target and maximum payment levels under the EIC Plan. The EIC Plan is described in further detail above under the heading “Short-Term Incentive Compensation.” There is no grant date for awards made under the EIC Plan. The actual payments were made on March 15, 2018 and are disclosed above under the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)
The amounts shown reflect the threshold, target and maximum number of shares of Company stock that can be awarded to each of the named executive officers with respect to the grant of stock performance units and ROIC units made under the 2015 LTI Plan. The 2015 LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.” The stock performance units are identified with an "*" and the ROIC units are identified with an "**".

(3)
The amounts shown reflect the number of shares of restricted stock that were awarded to each of the named executive officers under the 2015 LTI Plan. The 2015 LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

(4)
The amounts shown reflect the aggregate grant date fair value, in accordance with FASB ASC Topic 718, of restricted stock and performance-based stock units under the 2015 LTI Plan. This amount assumes the performance-based stock units were computed based on the probable outcome of the performance conditions as of the grant date. Assumptions used in the calculation of these amounts are included in Note L to the Company’s audited financial statements for the fiscal year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2018. The 2015 LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information about outstanding equity awards held by the named executive officers as of December 31, 2017.

	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)			Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Name		Restricted Stock	Return on Invested Capital Units	Stock Performance Units	Restricted Stock	Return on Invested Capital Units	Stock Performance Units
Joseph C. Hete	3/10/2016	30,100	11,300	16,950	$696,514	$261,482	$392,223
	3/8/2017	19,400	9,700	14,550	448,916	224,458	336,687
Quint O. Turner	3/10/2016	20,400	6,450	9,675	472,056	149,253	223,880
	3/8/2017	11,500	5,750	8,625	266,110	133,055	199,583
W. Joseph Payne	3/10/2016	20,900	5,450	8,175	483,626	126,113	189,170
	3/8/2017	10,000	5,000	7,500	231,400	115,700	173,550
Richard F. Corrado	3/10/2016	20,400	5,200	7,800	472,056	120,328	180,492
	3/8/2017	9,700	4,850	7,275	224,458	112,229	168,344

(1)
The amounts shown reflect the number of shares of restricted stock and performance-based stock units that were granted to each of the named executive officers for fiscal years 2016 and 2017 under the 2015 LTI Plan. The 2015 LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.” The grants made in fiscal years 2016 and 2017 will vest on December 31, 2018, and December 31, 2019, respectively.

(2)
The amounts shown were calculated using a per share value of $23.14, the closing market price of our common stock on December 31, 2017. In addition, the amounts shown assume that the stock performance units will be paid out at the maximum level for both the 2016 and 2017 awards and the ROIC units will be paid out at the target level for both the 2016 and 2017 awards, based on the Company’s performance under the respective awards as of December 31, 2017.

Vested Equity Awards at Fiscal Year-End Table
The following table sets forth information about equity awards held by the named executive officers that vested as of December 31, 2017.

	Number of Shares Acquired on Vesting (#)(1)			Value Realized on Vesting ($)(2)
Name	Restricted Stock	Return on Invested Capital Units	Stock Performance Units	Restricted Stock	Return on Invested Capital Units	Stock Performance Units
Joseph C. Hete	29,800	—	22,350	$689,572	$—	$562,103
Quint O. Turner	17,200	—	12,900	398,008	—	324,435
W. Joseph Payne	16,100	—	12,075	372,554	—	303,686
Richard F. Corrado	15,600	—	11,700	360,984	—	294,255

(1)
The amounts shown reflect the number of shares of restricted stock and performance-based stock units that were granted to each of the named executive officers for fiscal year 2015 that vested as of December 31, 2017, under the 2005 LTI Plan. The 2005 LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

(2)
The amounts shown were calculated using a per share value of $23.14 for the restricted stock, which was the closing market price of our common stock on the date of vesting, December 31, 2017, and a per share value of $25.15 for the performance-based stock units, which was the closing market price of our common stock on the date that the stock was issued, March 1, 2018.

Pension Benefits Table
The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each of the named executive officers, under the RIP and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
Joseph C. Hete	Retirement Income Plan	29.3	$950,635
	Supplemental Executive Retirement Plan	25.0	4,006,353
Quint O. Turner	Retirement Income Plan	21.6	684,028
	Supplemental Executive Retirement Plan	20.8	649,444
W. Joseph Payne	Retirement Income Plan	14.7	507,094
	Supplemental Executive Retirement Plan	13.9	—
Richard F. Corrado(3)	Retirement Income Plan	N/A	—
	Supplemental Executive Retirement Plan	N/A	—

(1)	The RIP and the SERP are described in further detail above under the heading, “Retirement Plans.”

(2)
The valuation method and assumptions used to calculate the amounts shown are included in Note I to the Company’s audited financial statements for the fiscal year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2018, and are based on the SERP in effect as of December 31, 2017.

(3)	Mr. Corrado does not participate in the RIP or the SERP.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Retirement
Certain of the named executive officers participated in the RIP and the SERP in 2017. These plans are discussed above under the heading “Retirement Plans” and the present value of accumulated benefits payable to each of the named executive officers under these plans is described above under the heading “Pension Benefits Table.”
In addition, the restriction on any shares of restricted stock granted pursuant to the Company's long-term incentive plans would be removed automatically and the stock would be distributed to the executive in conjunction with his retirement. Further, a pro-rata portion of the award of any performance-based stock units granted under such plans would be paid out to the executive at the end of the performance period.

Payments Made Upon Disability
Under the terms of ATSG's short-term disability plan, each of the named executive officers would be entitled to receive 50% of his annual base salary (up to a maximum of $1,000 per week) for a six-month period beginning 15 days from the date he first became disabled. In the event the named executive officer continued to be disabled for a period longer than six months, he would be entitled to participate under the Company’s long-term disability plan. Under ATSG’s long-term disability plan, the named executive officer would be entitled to receive two-thirds of his annual base salary (up to a maximum of $15,000 per month) during the period of disability. The payments would continue until the named executive officer died, ceased to have a disability or reached his normal retirement age for purposes of receiving Social Security benefits. The definition of disability is the same as that used for the disability plans covering all full-time non-union employees of ATSG. Namely, the named executive officer must be unable to perform the material and substantial duties of his occupation. Further, after 24 months, the named executive officer must be unable to perform the duties of any gainful occupation for which he is reasonably fitted by education, training or experience. The disability benefits would be reduced by any benefits payable under the Company’s pension plans, social security, workers compensation or via subrogation against a third party.
In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the named executive officer in the event that he were to become disabled. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the named executive officer at the end of the performance period.

Payments Made Upon Death
In the event of the death of a named executive officer, his surviving spouse would receive those amounts that have accrued and vested under the RIP and the SERP in the form of a 50% joint and survivor benefit and his beneficiaries would receive those amounts that have accrued and vested under the PSP, which benefit plans are discussed above in this Proxy Statement, including under the headings “Summary Compensation Table” and “Retirement Plans.” In addition, the named executive officer’s beneficiaries would receive life insurance proceeds in the amount of 2 1/2 times his annual base salary, rounded up to the next $10,000, up to a maximum of $1,500,000. Further, in the event the cause of death was attributable to an accident, the beneficiaries would receive an additional 2 1/2 times the named executive officer’s annual base salary, rounded up to the next $10,000, up to a maximum of $1,500,000 over and above the life insurance benefit. Further, in the event the cause of death was attributable to an accident while traveling on company business, the beneficiaries would receive an additional 2 times annual base salary, rounded up to the next $1,000, up to a maximum of $500,000 over and above the life insurance benefit and accidental death benefit.
In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the name executive officer's beneficiaries in the event of his death. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the named executive officer's beneficiaries at the end of the performance period.

Payments Upon Change In Control
The Company has entered into change-in-control agreements with certain of its executives, including the named executive officers, as described below under the heading “Potential Payments Upon Termination or Change in Control Table.” The purpose of the agreements is to assist in retaining the executives and better enable them to function effectively without distraction in the event that uncertainty as to the future control of the Company and/or a subsidiary should arise as the result of a merger proposal or acquisition attempt by third parties. The agreements provide that, in the event of a change in control of the Company or the subsidiary that employs the executive, the executive will have the right to remain employed, at not less than his respective rate of compensation in effect as of the date of the change in control, for at least four years thereafter.
A change in control is generally defined in the agreements as (i) the direct or indirect acquisition by any person of a greater than 50% ownership interest in or voting power over the Company or the subsidiary of the Company that employs the executive, (ii) the direct or indirect acquisition by any person, within any 12 month period, of a 30% or more ownership interest in or voting power over the Company or the subsidiary of the Company that employs the executive, (iii) a majority of the members of the Board are replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, or (iv) the acquisition by any person, within any 12 month period, of assets from the Company or the subsidiary of the Company that employs the executive that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company or the subsidiary, as applicable.
The agreements generally provide that, if an executive is terminated without “cause” (defined as willful and continued failure to perform duties after demand from the Board, or willful or gross misconduct) within four years after a change in control, the Company must pay the executive, in addition to all accrued compensation, the equivalent of two years’ (three years’ in the case of the Chief Executive Officer) salary and bonus. In addition, the executive is entitled to the continuation of his group health insurance coverage and certain other benefits for the remainder of the term of the agreement, reimbursement for outplacement services and, if a participant, increased benefits under the SERP. The Company or subsidiary that employs the executive is required to provide the same additional compensation and benefits described above in the event an executive officer resigns due to a material reduction by his employer in his salary, authority, duties or responsibilities or a material change in the geographic location of his employment.
The Board, upon the recommendation of the Compensation Committee, adopted a policy in March 2014 which provides that the Company will no longer include provisions in any change-in-control agreements that it enters into with its executive officers, including the named executive officers, in the future that require for the Company to make a tax gross-up payment to reimburse the executive officer for any excise tax and associated income taxes on excess parachute payments as outlined under Section 280G and 4999 of the Internal Revenue Code. Since the existing change-in-control agreements that the Company has with its executives officers, including the named executive officers, require for the Company to make tax gross up payments, the Compensation Committee also undertook a review of those agreements with the intent of securing amendments to those agreements that eliminated the tax gross-up provisions contained therein. The Compensation Committee engaged Willis Towers Watson to provide market perspective, make recommendations and otherwise provide assistance in evaluating this matter. Upon review and after consulting with management, the Compensation Committee determined instead to terminate the existing change-in-control agreements that the Company has with each of its named executive officers and, in conjunction therewith, offer to enter into new change-in-control agreements that do not contain tax gross up provisions. The existing change-in-control agreements each provide that they will expire four years from the named executive officer's receipt of notice of termination, so the new change-in-control agreements will become effective in March 2019.
The 2015 LTI Plan provides that in the event of a business combination (as defined therein), the restrictions on any shares of restricted stock will lapse and the stock will be distributed. In addition, the performance objectives imposed on any performance-based stock units will be deemed to have been met at the target level or any higher level actually achieved as of the date of the change in control (the “Accelerated Units”) and the executive will receive cash or stock (depending on the nature of the change in control) as if the performance period ended on the date of the change in control. The amount awarded with respect to performance-based stock units will be determined by multiplying the Accelerated Units by the number of whole months between the beginning of the performance period and the date of the change in control divided by the number of whole months in the performance period.

Potential Payments Upon Termination or Change in Control Table
The table below shows potential payments to each of the named executive officers upon (i) retirement, (ii) disability, (iii) death or (iv) termination upon a change in control of the Company. The amounts shown assume that a termination was effective as of December 31, 2017 and are estimates of the amounts that would be paid to the executives upon their termination in addition to the base salary and bonus earned by the executives during 2017 and any applicable pension amounts payable to the executive officers described above under the headings “Pension Benefits” and “Pension Benefits Table.” The actual amounts that would be paid can only be determined at the actual time of an executive’s termination.

Name	Type of Benefit	Retirement ($)	Disability ($)	Death ($)	Termination Without Cause or for Good Reason After a Change in Control ($)
Joseph C. Hete	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	1,500,000	—
	Restricted Stock(3)	1,145,430	1,145,430	1,145,430	1,145,430
	Performance-Based Stock Units(4)	622,852	622,852	622,852	622,852
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	4,351,500
	Health Care Continuation Coverage(6)	—	—	—	29,744
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	5,549
	Job Outplacement Services(8)	—	—	—	10,000
Quint O. Turner	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	1,020,000	—
	Restricted Stock(3)	—	738,166	738,166	738,166
	Performance-Based Stock Units(4)	—	359,634	359,634	359,634
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	1,396,980
	Health Care Continuation Coverage(6)	—	—	—	118,976
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	18,166
	Job Outplacement Services(8)	—	—	—	10,000
W. Joseph Payne	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	890,000	—
	Restricted Stock(3)	—	715,026	715,026	715,026
	Performance-Based Stock Units(4)	—	306,605	306,605	306,605
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	1,234,412
	Health Care Continuation Coverage(6)	—	—	—	118,976
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	17,074
	Job Outplacement Services(8)	—	—	—	10,000
Richard F. Corrado	Long-Term Disability Payments(1)	—	180,000	—	—

Life and Accidental Death Insurance Proceeds(2)	—	—	1,130,000	—
Restricted Stock(3)	—	696,514	696,514	696,514
Performance-Based Stock Units(4)	—	294,071	294,071	294,071
Severance Pay under Change-in-Control Agreement(5)	—	—	—	1,406,196
Health Care Continuation Coverage(6)	—	—	—	118,976
Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	19,090
Job Outplacement Services(8)	—	—	—	10,000

(1)
This amount represents the value of long-term disability payments for one year. However, the executive officer would receive short-term disability benefits for the first six months of any disability, which in the case of the named executive officers would constitute 50% of their base salary (up to a maximum of $1,000 per week).

(2)
This amount assumes the cause of death was not attributable to an accident. The following amounts would be paid to the named executive officers’ beneficiaries in the event the cause of death was attributable to an accident: Hete ($3,000,000), Turner ($2,040,000), Payne ($1,780,000) and Corrado ($2,260,000). Further, the following amounts would be paid to the executive officers’ beneficiaries in the event the cause of death was attributable to an accident while traveling on business: Hete ($3,500,000), Turner ($2,540,000), Payne ($2,280,000) and Corrado ($2,760,000).

(3)	These amounts were calculated using a per share value of $23.14, the closing market price of our common stock on December 31, 2017. Mr. Hete became eligible for early retirement as of April 3, 2009.

(4)
These amounts were calculated using a per share value of $23.14, the closing market price of our common stock on December 31, 2017. In addition, the performance-based stock units awarded in 2016 and 2017 were valued at the maximum amount for the stock performance units and the target amount for the ROIC units.

(5)
This amount constitutes the equivalent of two years’ (three years’ in the case of Mr. Hete) salary and bonus for the named executive officer as well as the cash value of contributions that the Company would have made on his behalf for a 3-year period under the CAP 401(k) 5%. In addition, the Company would have been required to make tax gross-up payments to reimburse Messrs. Hete, Turner and Payne for excise taxes and associated income taxes. In such event, the taxes would have been approximately $1,676,158, $1,303,722 and $959,118 for Messrs. Hete, Turner and Payne; respectively, which amounts are not shown in the table.

(6)
Under the change-in-control agreement, the Company will pay the named executive officer’s health insurance premiums for the remaining term of the agreement provided that the executive has elected COBRA continuation coverage and, at the end of such continuation coverage period, shall arrange for the executive to receive health benefits substantially similar to those which the executive was receiving immediately prior to the termination of the coverage period. The amount for Mr. Hete reflects the value of the Company's portion of the cost until Mr. Hete reaches age 65 and is merely intended as an estimate.

(7)
This amount constitutes the value of life, AD&D, short-term disability and long-term disability insurance premiums that the Company would have paid on the named executive officer's behalf for the 4-year term of the change-in-control agreement and is merely intended as an estimate.

(8)	This constitutes the maximum amount that the Company will pay or reimburse to the named executive officer for job outplacement services under the terms of the change-in-control agreement.

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the Company’s and its consolidated subsidiaries’ employees to the annual total compensation of Mr. Hete, the President and Chief Executive Officer, for the year ended December 31, 2017.
The median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, except the Chief Executive Officer, for 2017 was $46,266. The annual total compensation of the Chief Executive Officer of the Company for 2017 was $2,416,852. Based on this information, the annual total compensation of the Chief Executive Officer was approximately 52 times that of the annual total compensation of our median employee in 2017.
The above pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K, using the methodology and material assumptions, adjustments and estimates described below. Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions and adjustments, and make reasonable estimates and assumptions reflecting their compensation practices, our pay ratio may not be comparable to the pay ratio reported by other companies.
We used the following methodology to identify and determine the annual total compensation of the median employee and to determine the annual total compensation of the Chief Executive Officer. As of December 31, 2017, our employee population consisted of approximately 3,389 employees (excluding the Chief Executive Officer), including full-time, part-time and temporary employees employed on that date. To find the median of the annual total compensation of our employees (other than the Chief Executive Officer), we used the gross taxable wages from our payroll records that were used for IRS reporting purposes on Form W-2 for 2017. In making this determination, we did not annualize the compensation for those employees who were employed on December 31, 2017, but who did not work for us the entire 2017 fiscal year. No full-time equivalent adjustments were made for part-time or temporary employees. We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees included in the calculation. After identifying the median employee, we added together all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $46,266. With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table appearing on page 28 of this Proxy Statement, which is also in accordance with the requirements of Item 402(c)(2)(x).

Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. None of the members of the Compensation Committee are officers or employees, or former officers or employees, of the Company or any of its subsidiaries.
Please see the disclosure under "Related Person Transactions" on page 16 of this Proxy Statement with respect to Mr. Teets, who serves as a member of the Compensation Committee and is also a Partner of Red Mountain, the beneficial owner of approximately 2.8% of the Company’s outstanding shares, as described on page 10 of this Proxy Statement.

STOCK OWNERSHIP OF MANAGEMENT
The following table sets forth information as to the shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) by each director of the Company and the named executive officers on the Record Date, and by all directors and executive officers as a group:

Name	Common Stock of the Company Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
Directors(3)
Richard A. Baudouin	—	*
Raymond E. Johns, Jr.	—	*
Randy D. Rademacher	35,081	*
J. Christopher Teets(4)	—	*
Jeffrey J. Vorholt	24,485	*
Named Executive Officers(5)
Joseph C. Hete, President and Chief Executive Officer(6)	646,827	1.1%
Quint O. Turner, Chief Financial Officer	247,374	*
W. Joseph Payne, Chief Legal Officer & Secretary	168,306	*
Richard F. Corrado, Chief Operating Officer	103,374	*
All Directors and Executive Officers as a Group (9 Persons)	1,244,586	2.1%

*	Less than 1% of common stock outstanding.

(1)	Except as otherwise noted, none of the individuals shares with another person either voting or investment power as to the shares reported.

(2)	Based on 59,237,512 shares outstanding (which includes 342,400 shares of restricted stock).

(3)
The stock ownership information for the directors does not include restricted stock units held by the following directors in the following amounts: Messrs. Baudouin (36,893), Johns (3,379), Rademacher (100,524), Teets (91,005) and Vorholt (95,127).

(4)
The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC. Mr. Teets, a Partner of Red Mountain Capital Partners LLC, disclaims beneficial ownership of the shares of the Company beneficially owned or deemed to be beneficially owned by Red Mountain Capital Partners LLC.

(5)	These amounts include the restricted shares held by Messrs. Hete (56,900), Turner (32,500), Payne (28,000) and Corrado (29,000), as to which the holder has sole voting, but no dispositive power.

(6)	Mr. Hete also serves as a director.

PROPOSAL 2
AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE FROM NINE TO TWELVE THE MAXIMUM NUMBER OF DIRECTORS THAT MAY SERVE ON THE BOARD
Our Board has determined that it is advisable and in the best interests of the Company and its stockholders to amend Section (A) of Article Fourteenth of the Certificate of Incorporation (“Article Fourteenth”) to increase the maximum size of the Board from nine directors to twelve directors (the “Authorized Directors Amendment”). On March 13, 2018, the Board adopted a resolution approving and declaring the advisability of the Authorized Directors Amendment and directing that the Authorized Directors Amendment be submitted to the Company’s stockholders for approval at the Annual Meeting.
If the Authorized Directors Amendment is approved by the stockholders at the Annual Meeting, it will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which the Company intends to file immediately after receipt of stockholder approval at the Annual Meeting. If the Authorized Directors Amendment is approved by the stockholders at the Annual Meeting but Proposal 6 (eliminating supermajority stockholder approval requirements) is not approved by the stockholders at the Annual Meeting, then Section (A) of Article Fourteenth will be amended to increase the maximize size of the Board to twelve, but no other changes will be made to the Certificate of Incorporation. If the Authorized Directors Amendment is not approved by the stockholders at the Annual Meeting, but Proposal 6 is approved by the stockholders at the Annual Meeting, then the Certificate of Incorporation will be amended as reflected in Proposal 6, but Article Fourteenth will continue to limit the maximize size of the Board to nine directors.
Rationale and Background
Currently, Section (A) of Article Fourteenth provides that the number of directors of the Company shall be not less than three nor more than nine directors. Within this range, the Board is authorized to fix the exact number of directors from time to time as provided in the Bylaws. The Board is currently comprised of six directors. In addition, pursuant to the Stockholders Agreement, dated March 8, 2016, between the Company and Amazon.com, Inc. (“Amazon”), the Company has agreed to appoint to the Board an individual designated by Amazon should Amazon become the owner of at least ten percent of the outstanding shares of the Company’s common stock on a fully-diluted basis. Any vacancy occurring on the Board, including any vacancy created by an increase in the number of directors, may be filled by the vote of a majority of the directors then in office. A director who is appointed by the Board to fill a vacancy will serve until the next annual meeting of stockholders at which directors are elected and until such director’s successor is duly elected and qualified.
The Board believes that increasing the maximum size of the Board (the “Board Cap”) to twelve, will enable it to more effectively recruit highly qualified director candidates, including candidates that may give the Board greater diversity in terms of experience, skills, gender and backgrounds. Increasing the Board Cap to twelve will mean that the Board will not have to seek stockholder approval to increase the Board Cap should it identify a number of candidates that would exceed the current Board Cap.
The Board has no present plans to increase the authorized size of the Board in order to appoint any specific candidate to the Board, although its Nominating and Governance Committee continues to look for qualified candidates whose skills, experience and background would benefit the Company and its stockholders.
Proposed Amendment to Article Fourteenth
Section (A) of Article Fourteenth is proposed to be amended to read as follows:
FOURTEENTH: (A) The number of directors of the Corporation shall be not less than three nor more than twelve. The exact number of directors shall be fixed from time to time, within such limits, by the Board of Directors.

Vote Required to Approve the Authorized Directors Amendment
The affirmative vote of the holders of at least two-thirds of the outstanding common stock of the Company as of the record date for the Annual Meeting is required to approve the Authorized Directors Amendment.  Abstentions and broker non-votes will have the same effect as a vote “Against” the Authorized Directors Amendment.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE
AUTHORIZED DIRECTORS AMENDMENT

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of Deloitte & Touche LLP, an independent registered public accounting firm, examined the financial statements of the Company for 2017 and has been selected by the Audit Committee of the Board to serve as the Company’s independent registered public accounting firm for 2018.
We are asking the stockholders to ratify the Audit Committee’s selection. In the event of a negative vote on the ratification, the Audit Committee may reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to questions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees of the Independent Registered Public Accounting Firm
The aggregate fees billed to the Company for professional services by Deloitte & Touche LLP in calendar years 2017 and 2016 are as follows:

	Year Ended December 31
	2017	2016
Audit Fees	$1,162,555	$1,038,141
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,162,555	$1,038,141

Audit Fees
These are the aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2017 and December 31, 2016, the effectiveness of the Company’s internal controls as of December 31, 2017 and December 31, 2016, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services rendered in connection with the filing of registration statements.

Audit-Related Fees
There were no fees billed for audited-related services for the fiscal years ended December 31, 2017 and December 31, 2016.

Tax Fees
There were no fees billed for tax services for the fiscal years ended December 31, 2017 and December 31, 2016.

All Other Fees
There were no fees billed for other services for the fiscal years ended December 31, 2017 and December 31, 2016.

Auditor Independence
In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and the Company's management and determined that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy
All audit services for 2017 were pre-approved by the Audit Committee. The charter of the Audit Committee provides for pre-approval of all audit and non-audit services, other than with respect to de minimis exceptions permitted by law or regulation, performed by the Company’s independent registered public accounting firm. Such pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The charter of the Audit Committee authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to non-audit services, but the decision must be presented to the full Committee at the next regularly scheduled Committee meeting.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking stockholders to approve an advisory resolution on the Company's compensation of its named executive officers as reported in this Proxy Statement. The Compensation Committee and the Board of Directors believe that the compensation policies and practices of the Company articulated in the “Compensation Discussion and Analysis” contained in this Proxy Statement are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to the Company's success.
A significant portion of the compensation of our named executive officers is tied closely to the performance of the Company, thus aligning our officers’ interests with those of our stockholders. The annual cash bonus paid to our named executive officers under the Company's Executive Incentive Compensation Plan (“EIC Plan”) is based in large part on the Company's net income from continuing operations, while the remainder is designed to incentivize and reward the achievement of strategic objectives that are more specifically targeted to the named executive officer. As described on pages 22 through 23 of this Proxy Statement, the grant to our named executive officers of restricted stock and performance-based stock unit awards further align our executives’ interests with our stockholders’ interests.
As disclosed under “Stock Ownership Guidelines” and “Stock Ownership of Management,” each of our named executive officers also owns shares of common stock of the Company, thus giving each of them a direct, vested interest in long-term Company performance and stockholder return. Further, with the exception of change of control agreements, the Company does not maintain employment or severance agreements with any of the named executive officers. Each of the named executive officers is employed at will and is expected to perform in order to continue serving as a member of the executive team.
We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement, which describes in more detail how our executive compensation policies and practices operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narrative appearing on pages 28 through 36, which provide detailed information on the compensation of our named executive officers. Included therein, under “Advisory Votes on Executive Compensation” on page 19, is additional information concerning the results of advisory votes on executive compensation in recent years.
In accordance with provisions of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of Air Transport Services Group, Inc. (the "Company") approve, on an advisory basis, the compensation of the Company's named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company's 2018 Annual Meeting of Stockholders.
This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board of Directors. Although non-binding, the Compensation Committee and the Board of Directors will review and consider the voting results when making future decisions regarding our executive compensation program.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION PROPOSAL

PROPOSAL 5

AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

Description of the Proposed Amendment
Article Fourth of the Certificate of Incorporation currently authorizes the issuance of 105,000,000 shares, of which 85,000,000 shares are common stock, par value $0.01 per share and 20,000,000 shares are preferred stock, par value $0.01 per share. As of the Record Date, 59,237,512 shares of common stock were issued and outstanding, and no shares of preferred stock were issued or outstanding. In addition, the Company has reserved for future issuance, as described below under the heading “Shares Currently Reserved for Issuance,” a total of 24,998,298 shares of authorized and unissued common stock. Excluding the shares reserved for issuance, the Company has a total of 764,190 authorized and unissued shares of common stock available for future issuance.
On March 13, 2018, the Board adopted a resolution declaring the advisability of amending Article Fourth of the Certificate of Incorporation to increase the number of authorized shares of common stock from 85,000,000 to 110,000,000 (the “Share Amendment”) and directing that the Share Amendment be considered by the stockholders at the Annual Meeting. The purpose of the Share Amendment, as described in detail below, is to make additional shares of common stock available for any one or more of the following purposes: (i) for issuance pursuant to conversion of the Company’s outstanding 1.125% Convertible Senior Notes due 2024 (the “Convertible Notes”); (ii) for issuance pursuant to exercise of warrants that were issued in connection with hedging transactions at the time of issuance of the Convertible Notes (the “Hedge Warrants”); (iii) for issuance pursuant to the exercise of warrants to be issued by the Company to Amazon on September 8, 2020 (the “2020 Warrant”) under an Investment Agreement, dated March 8, 2016, between the Company and Amazon (the “Investment Agreement”); (iv) for issuance pursuant to awards that may be granted under the Company’s 2015 LTI Plan; and (v) for other general corporate purposes. The Share Amendment would not affect the number of authorized shares of preferred stock.
Purpose and Effect of the Share Amendment
Shares Currently Reserved for Issuance. A total of 24,998,298 authorized and unissued shares of common stock have been designated and reserved by the Company for future issuance (the “Reserved Shares”) for the following purposes:

•	12,810,629 shares have been reserved for issuance pursuant to warrants issued to Amazon under the Investment Agreement on March 8, 2016, all of which are now fully vested;

•	1,591,133 shares have been reserved for issuance pursuant to warrants issued to Amazon under the Investment Agreement on March 8, 2018, all of which are now fully vested;

•	500,000 shares have been reserved for issuance pursuant to the 2020 Warrant;

•	9,500,000 shares have been reserved for issuance pursuant to the Hedge Warrants; and

•	596,536 shares have been reserved for issuance pursuant to outstanding restricted stock units and other equity incentive awards granted under the 2015 Incentive Plan.
The proposed Share Amendment would make an additional 25,000,000 authorized and unissued shares of common stock available for issuance for the following purposes:
Shares Issuable Upon Exercise of the Convertible Notes (10,950,041 Shares). On September 29, 2017, pursuant to a Purchase Agreement with Goldman Sachs & Co., LLC and SunTrust Robinson Humphrey, Inc., as representatives of the initial purchasers named therein, dated September 25, 2017, the Company sold to the initial purchasers in private transactions, $258.75 million aggregate principal amount of Convertible Notes (the "Convertible Notes"). The Convertible Notes were issued under the terms of an Indenture, dated September 29, 2017, between the Company and U.S. Bank National Association, as trustee (the “Indenture”).
At the time of the issuance of the Convertible Notes, the Company did not have a sufficient number of authorized and unissued shares of common stock to permit conversion of the Convertible Notes into shares of common stock. As a result, the Indenture requires the Company to use its reasonable best efforts to obtain stockholder approval (“Shareholder Approval”) of an amendment to the Certificate to increase the number of authorized shares of common stock by 10,950,041 shares (the “Note Shares”). The Note Shares represent (i) the number of shares required to permit conversion of the Convertible Notes into shares of common stock at the conversion price of $31.90 per share or 31.3475 shares of common stock per $1,000 principal amount of the Convertible Notes and (ii) the maximum number of additional shares of common stock that the holders of the Convertible Notes would be entitled to receive if the holders elect to convert their Convertible Notes in connection with a “make-whole fundamental change” (as defined in the Indenture). If we do not obtain Shareholder Approval at the Annual Meeting, the Indenture would require that we seek Shareholder Approval at each of the 2019 and 2020 annual meetings of stockholders.
Until Shareholder Approval is obtained, the conversion of the Convertible Notes must be settled by the Company through cash payments to the converting holders. Approval of the Share Amendment will constitute Shareholder Approval for purposes of the Indenture. Once Shareholder Approval is obtained, the Convertible Notes may be settled upon conversion in cash, common stock or a combination of cash and common stock, at the Company’s election (subject to the provisions of the Indenture). To the extent possible, the Company expects to use cash to satisfy its conversion obligations under the Convertible Notes to reduce dilution of the Company’s existing common stockholders’ ownership. Furthermore, any issuance of shares upon conversion of the Convertible Notes is expected to be offset by the Company’s receipt of a corresponding number of shares under the Call Options described below.
Shareholder Approval will give the Company substantially greater corporate and financial flexibility with respect to settlement of the Convertible Notes upon conversion, which the Board believes is in the best interest of the Company. If the Company obtains Shareholder Approval at the Annual Meeting, the Company will not be required to submit a similar proposal to stockholders at the annual meeting of stockholders in 2019 or, if not approved in 2019, at the annual meeting of stockholders in 2020.
Shares Issuable upon Exercise of the Hedge Warrants (6,722,334 Shares). On September 25 and 26, 2017, in connection with the sale and pricing of the Convertible Notes, the Company entered into privately-negotiated warrant agreements (the “Warrant Agreements”) with Goldman Sachs & Co. LLC, Bank of America, N.A., JPMorgan Chase Bank, National Association, London Branch, and Bank of Montreal (the “Counterparties”). Pursuant to the Warrant Agreements, the Company sold to the Counterparties a total of 8,111,167 Hedge Warrants at a strike price of $41.3525 per share of common stock (such number and price subject to normal anti-dilution adjustments). The Company is required to make payment under the Warrants only to the extent that the price of the Company’s common stock exceeds the strike price of the Warrants.
The Hedge Warrants are initially exercisable, on a net share settlement basis, for a maximum of 9,500,000 shares of common stock, which shares were reserved by the Company from its authorized and unissued shares immediately prior to issuance of the Hedge Warrants. The Warrant Agreements require the Company to use “reasonable best efforts” to obtain stockholder approval to increase the Company’s authorized number of shares of common stock available for issuance pursuant to exercise of the Hedge Warrants to an amount that is equal to or in excess of 16,222,334 shares of common stock (i.e., two times the number of Hedge Warrants). After taking into account the 9,500,000 shares previously reserved for such purpose, the Warrant Agreements require the Company to seek stockholder approval to increase the number of authorized shares of common stock by 6,722,334 shares, which shares are included in the additional shares to be authorized by the Charter Amendment.
The Warrant Agreements define “reasonable best efforts” to mean that until the Warrant Shares are authorized and reserved for issuance pursuant to the Hedge Warrants, the Company must (i) seek stockholder approval of an amendment to the Certificate to authorize the Warrant Shares at the Annual Meeting and, if not approved by the stockholders, at each subsequent regularly scheduled annual stockholder meetings thereafter, and (ii) beginning in 2018, hold at least one special meeting of its stockholders each year to seek such stockholder approval. In addition, the Company has an ongoing obligation under the Warrant Agreements to deliver on a delayed basis following exercise of the Hedge Warrants any additional shares of common stock that would have been available for issuance had the Company obtained stockholder approval to authorize the Warrant Shares.
Approval by our stockholders of the Share Amendment will eliminate the requirement in the Warrant Agreements that the Company submit a similar proposal to the stockholders at a special meeting of stockholders to be called in 2018, at each annual meeting of stockholders beginning in 2019 and at additional special meetings of stockholders to be called annually after 2018. Approval of the Share Amendment at the Annual Meeting will result in the Company not having to incur the expense and management time associated with convening a special meeting of stockholders in 2018 or in subsequent years. In addition, if the price of the Company’s common stock were to reach a level that would cause the number of shares deliverable upon exercise of the Warrants to exceed 60% of the 9,500,000 shares currently subject to the Hedge Warrants, failure to obtain stockholder approval would give the Counterparties an early termination right under the Warrants. The Company would be obligated to make certain termination payments to the Counterparties upon such a termination of the Warrants.
In addition to the Warrant Agreements, the Company also entered into call option transactions (“Call Options”) with the Counterparties in connection with the pricing of the Convertible Notes, as evidenced by written letter agreements between the Company and each of the Counterparties dated September 25 and 26, 2017 (the “Confirmations”). The Call Options cover, subject to customary anti-dilution adjustments, the number of shares of common stock that are issuable upon conversion of the Convertible Notes. The Call Options were purchased by the Company to reduce the potential dilution and/or offset any cash payments the Company will be required to make in excess of the principal amount due, as the case may be, upon conversion of the Convertible Notes in the event that the market price of the common stock is greater than the initial conversion price of the Convertible Notes (subject to adjustment under the terms of the Confirmations).
Prior to obtaining Shareholder Approval, the Call Options may only be settled in cash on a net settlement basis. After Shareholder Approval has been obtained, the Company may elect to settle the Call Options, on a net settlement basis, in cash, in shares of common stock or in a combination of cash and shares of common stock. If the Share Amendment is approved by our stockholders at the Annual Meeting, the Company will have substantially greater financial flexibility in respect of the exercise of its rights under the Call Options, which the Board believes is in the best interest of the Company.
Shares Issuable pursuant to the 2015 LTI Plan (1,707,116 Shares). The Company’s stockholders approved the 2015 LTI Plan at the Company’s 2015 annual meeting of stockholders on May 7, 2015. The 2015 LTI Plan made available a total of 3,000,000 shares of common stock for issuance pursuant to equity awards granted under such plan, in addition to any common shares subject to outstanding awards under the 2005 LTI plan that ceased for any reason to be subject to such awards. As of the Record Date, awards totaling an aggregate of 938,936 shares of common stock had been granted under the 2015 LTI Plan, leaving a total of 2,061,064 shares available for future grants under the 2015 LTI Plan. There are currently an insufficient number of authorized and unissued shares of common stock available to satisfy awards that may be granted in the future pursuant to the 2015 LTI Plan. If the Share Amendment is approved by the stockholders, the Board intends to reserve, from the newly authorized and unissued shares, a total of 1,707,116 shares for issuance pursuant to the 2015 LTI Plan.
Shares Issuable pursuant to the 2020 Warrant (4,735,556 Shares). The 2020 Warrant, upon its issuance to Amazon on September 8, 2020, will give Amazon an immediately exercisable right to purchase such additional number of shares of common stock as may be required to increase Amazon’s ownership, after exercise of the 2020 Warrant and previously granted warrants, to 19.9% of the issued and outstanding shares of common stock as of March 8, 2016 (the date of the Investment Agreement), as adjusted for share issuances and share repurchases following such date through September 8, 2020. The Company has currently reserved 500,000 authorized and unissued shares of common stock for issuance upon exercise of the 2020 Warrant. The reserved amount does not take into account the shares of common stock that will be issuable upon conversion of the Convertible Notes or exercise of the Hedge Warrants, which, if issued before the 2020 Warrant is exercised, would increase the number of shares issuable upon exercise of the 2020 Warrant. The additional authorized and unissued shares to be included in the Charter Amendment will include an additional 4,735,556 shares to be reserved for exercise of the 2020 Warrant. The Company is contractually obligated to take all corporate action, including seeking stockholder approval, as may be necessary to have a sufficient number of authorized and unissued shares of common stock available for exercise of the 2020 Warrant. The failure to obtain such approval could result in the Company’s breach of the 2020 Warrant.
Shares Issuable for General Corporate Purposes (884,953 Shares). As discussed previously, excluding shares reserved for issuance as described above, the Company currently has 764,190 shares available for future issuance. If adopted by the stockholders, the Share Amendment will make an additional 25,000,000 shares available, resulting in the Company having an additional 884,953 shares available for general corporate purposes.
Of the 25,000,000 additional shares of common stock to be authorized by the Share Amendment, 22,407,931 shares will be reserved as provided for under the Convertible Notes, the Hedge Warrants and the 2020 Warrant. If these shares are not utilized for one of these purposes, the Company intends to solicit further authorization by vote of stockholders before issuing such shares for a different purpose. With respect to the remaining additional shares to be authorized by the Share Amendment, the Company does not intend to solicit further stockholder authorization for the issuance of such shares, except as required by law, regulatory authorities or rules of The NASDAQ Stock Market or any other stock exchange on which our shares may then be listed. The issuance of additional shares of common stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power. Our stockholders do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of our securities.
Proposed Share Amendment
The first sentence of Article Fourth of the Certificate of Incorporation is proposed to be amended to read as follows:
FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 130,000,000 shares, of which 110,000,000 shares shall be Common Stock, par value $0.01 per share (“Common Stock”), and 20,000,000 shares shall be Preferred Stock, par value $0.01 per share (“Preferred Stock”), of which 75,000 shares shall be Series A Junior Participating Preferred Stock, par value $0.01 per share (“Series A Junior Preferred Stock”).
Vote Required to Approve the Share Amendment
Approval of the Share Amendment requires the affirmative vote of the holders of a majority of the Company’s outstanding shares of common stock as of the record date for the Annual Meeting. Abstentions and broker non-votes will be counted as a vote against the Share Amendment.
Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the Share Amendment.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE SHARE AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES

PROPOSAL 6
AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY STOCKHOLDER VOTE REQUIREMENTS
Our Board has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Certificate of Incorporation to eliminate the supermajority stockholder vote requirements as set forth below. On March 13, 2018, the Board adopted a resolution approving and declaring the advisability of proposed amendments to the Certificate of Incorporation described below (the “Charter Amendments”), and directing that the Charter Amendments be submitted to the Company’s stockholders for approval at the Annual Meeting. If the Charter Amendments are adopted by the stockholders, they will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which the Company intends to file immediately after receipt of stockholder approval at the Annual Meeting. Appendix A to this Proxy Statement sets forth the Certificate of Incorporation as proposed to be amended by the Charter Amendments and the amendments to the Certificate of Incorporation described in Proposals 2 and 5.
Rationale and Background
Supermajority stockholder voting provisions are intended to provide protection against self-interested action by large stockholders and to encourage a person seeking to assert control of a company or to take other corporate action to negotiate with its board to reach terms that are fair and provide the best results for all stockholders. However, as corporate governance standards have evolved, many investors and commentators now view these provisions as limiting a board’s accountability to stockholders and the ability of stockholders to effectively participate in corporate governance.
The Board gave careful consideration to the arguments for and against removing the supermajority voting requirements applicable to its stockholders from the Certificate of Incorporation and the Bylaws and determined that it is in the best interests of the Company and its stockholders to remove these supermajority voting requirements. On March 13, 2018, the Board voted to eliminate a provision in the Bylaws that required approval of the holders of at least two-thirds of the Company’s voting shares to change various provisions in the Bylaws. The Board is now recommending to the stockholders that they vote to approve the Charter Amendments which eliminate the supermajority stockholder voting requirements in the Certificate of Incorporation.
The Board is committed to strong corporate governance and has implemented a number of changes to the Certificate of Incorporation and the Bylaws in recent years, including the elimination of a classified board of directors and the implementation of majority voting requirements in the election of directors, as well as its decision to forego renewing the Company’s shareholder rights plan after it expired. On one hand, the Board of Directors believes that fundamental corporate changes should require broad consensus among stockholders and that supermajority vote requirements may serve to provide protection against efforts by stockholders acting in their own interest to force changes on the Company that do not serve the interests of stockholders generally. On the other hand, the Board recognizes that there are different perspectives on this matter and that there are persuasive arguments for the elimination of supermajority approval standards, including growing sentiment that the elimination of such provisions increases the directors’ accountability to stockholders and provides stockholders greater ability to participate in a company’s corporate governance. There is also recognition that supermajority provisions may give the holders of less than a majority of the Company’s shares the ability to block transactions that are favored by the holders of a majority of the shares. Finally, the Board acknowledges that although many publicly-traded corporations in the United States still have supermajority voting provisions, an increasing number of companies have concluded that these requirements are overly burdensome and inconsistent with currently held views of the principles of good corporate governance.
For these reasons, our Board of Directors believes it is in the best interests of our stockholders to eliminate the supermajority stockholder voting provisions from our Certificate of Incorporation.
Proposed Amendments
The Charter Amendments will result in amendments to Article Tenth, Article Sixteenth and Article Eighteenth of the Certificate of Incorporation. These amendments are summarized below:

•
Article Tenth currently requires the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Company’s outstanding “Voting Stock” to amend or repeal the Bylaws or adopt new

Bylaws. The Company’s “Voting Stock” currently consists solely of its common stock. Article Tenth is proposed to be amended as follows (with the proposed deletions stricken through and additions underlined):
TENTH: In furtherance and not in limitation of the powers conferred by the General Corporation Law, but subject to the provisions of this Certificate of Incorporation, the Board of Directors is expressly authorized and empowered to adopt, repeal, alter, amend and rescind from time to time any or all of the Bylaws of the Corporation, without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation; provided, however, that any amendment, alteration or repeal of the Bylaws shall require the approval of at least 66 2/3% of the directors at any regular or special meeting of the Board of Directors or by unanimous written consent in lieu of a meeting. In addition to any other vote required by applicable law, the stockholders shall have the authority to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws of the Corporation by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Voting Stock of the Corporation. ~~The stockholders may not amend the Bylaws of the Corporation without the affirmative vote of the holders of at least 66 2/3 % of the votes entitled to be cast by holders of the outstanding Voting Stock of the Corporation.~~
If the Charter Amendments are approved by the stockholders at the Annual Meeting, any alteration, amendment or repeal of the Bylaws or the adoption of new Bylaws by the Company’s stockholders will require, in addition to the approval of the Board and any other vote required by applicable law, the approval of a majority of the votes entitled to be cast by the holders of the Company’s outstanding shares of Voting Stock at a duly called meeting of stockholders.

•
Article Sixteenth currently requires the affirmative vote of the holders of not less than two-thirds of the Company’s outstanding shares of Voting Stock to approve mergers or consolidations of the Company or the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, unless the transaction has been previously approved by a vote of at least two-thirds of the directors. Article Sixteenth is proposed to be amended as follows (with the proposed deletions stricken through and additions underlined):

SIXTEENTH: In addition to any other vote required by applicable law, ~~The~~the affirmative vote of ~~the holders of not less than 66-2/3%~~ a majority of the votes entitled to be cast by the holders of the outstanding Voting Stock ~~of the Corporation~~ shall be required for the approval, authorization or adoption of any of the following transactions (if such approval, authorization or adoption of the holders of Voting Stock is required by applicable law): (i) a merger or consolidation of the Corporation with or into any other corporation; or (ii) a sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other ~~disposition of all or substantially all of the assets of the Corporation to or with any other~~ corporation, person or other entity~~; provided, however, that such 66-2/3% voting requirement shall not be applicable if the Board of Directors of the Corporation shall have approved such transaction in clause (i) or (ii) by a resolution adopted by 66-2/3% of the members of the Board of Directors~~.
If the Charter Amendments are approved by the stockholders at the Annual Meeting, and the supermajority stockholder voting requirement in Article Sixteenth is removed, any (i) merger or consolidation of the Company with or into any other corporation that requires approval of the holders of the Company's voting shares under applicable law; or (ii) any sale, lease, exchange or other disposition of all or substantially all of the assets of the Company that requires approval of the holders of the Company's voting shares under applicable law will require, in addition to approval of the Board and any other stockholder vote required by applicable law, the approval of a majority of the votes entitled to be cast by the holders of the Company’s outstanding shares of Voting Stock at a duly called meeting of stockholders.

•
Article Eighteenth currently requires the affirmative vote of the holders of not less than two-thirds of the Company’s outstanding shares of Voting Stock to amend, alter or repeal specified provisions in the Certificate of Incorporation, including the amendment, alteration or repeal of Article Eighteenth itself. If the Charter Amendments are approved by the stockholders at the Annual Meeting, the amendment, alteration or repeal of Article Eighteenth or any other provision in the Certificate will require, in addition to approval of the Board and any other vote required by applicable law, the approval of a majority of the votes entitled to be cast by the holders of the Company’s outstanding shares of Voting Stock at a duly called meeting of stockholders. The specific provisions that currently require, under Article Eighteenth, a two-thirds stockholder vote to amend or repeal, and which can be read in their entirety in the Charter Amendments in Appendix A to this Proxy Statement, are as follows:

◦
Section (C) of Article Fourth, which sets forth the terms of the Company’s Series A Junior Preferred Stock. The Company currently has no shares of Series A Junior Preferred Stock issued and outstanding.

◦
Article Tenth, which (i) grants to the Board the authority to adopt, repeal, alter, amend and rescind from time to time any or all of the Bylaws of the Corporation, without the assent or vote of the stockholders, and (ii) grants to the stockholders the authority to take the same action. Board approval with respect to the Bylaws requires the approval of at least two-thirds of the directors at any regular or special meeting of the Board of Directors or by unanimous written consent in lieu of a meeting. Stockholder approval with respect to the Bylaws currently requires the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast by the holders of the outstanding Voting Stock of the Company. The proposed amendment to Article Tenth would change the stockholder voting requirement to a majority of the votes entitled to be cast by the holders of the outstanding Voting Stock of the Company.

◦
Article Fourteenth, which (i) establishes that the number of directors shall be not less than three nor more than nine, (ii) provides that directors elected to office at an annual meeting shall serve a one-year term expiring at the next annual meeting of stockholders or until the director’s successor is duly elected, or until the director’s earlier death, resignation, retirement or removal from office and (iii) provides for Bylaw provisions creating requirements for advance notice of director nominations. The Board is separately seeking stockholder approval at the Annual Meeting to amend Article Fourteenth to increase the maximum size of the Board from nine to twelve. See Proposal 2 at page 39 of this Proxy Statement.

◦	Article Fifteenth, which sets forth procedures for the calling of special meetings of stockholders.

◦
Article Sixteenth, which, as described above, currently requires the affirmative vote of the holders of not less than two-thirds of the outstanding Voting Stock to approve certain business combinations, unless previously approved by at least two-thirds of the directors. The proposed amendment to Article Sixteenth would change the stockholder voting requirement to a majority of the votes entitled to be cast by the holders of the outstanding Voting Stock of the Company.

◦	Article Seventeenth, which requires that any action required or permitted to be taken by the stockholders of the Company be taken at a duly called annual or special meeting of stockholders.
Article Eighteenth is proposed to be amended as follows (with the proposed deletions stricken through):
EIGHTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred to stockholders herein are granted subject to this reservation~~; provided, however, that any amendment, alteration or repeal of Section (c) of Article Fourth, Article Tenth, Article Fourteenth, Article Fifteenth, Article Sixteenth, Article Seventeenth or this Article Eighteenth shall require the approval of the holders of shares of the Corporation representing at least 66 2/3% of the shares then entitled to vote thereon~~.
Vote Required to Approve the Charter Amendments
The affirmative vote of the holders of at least two-thirds of the outstanding common stock of the Company as of the record date for the Annual Meeting is required to approve this proposal.  Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL TO REMOVE THE SUPERMAJORITY PROVISIONS DESCRIBED HEREIN

PROPOSAL 7
ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSALS 2, 5 AND 6
We are asking our stockholders to vote on a proposal to approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 2, 5 and 6.
Approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 2, 5 and 6 requires the affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the Annual Meeting. For purposes of the vote on this Proposal No. 7, abstentions and broker non-votes will have the same effect as a vote against this proposal.
Our Board of Directors recommends a vote to approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 2, 5 and 6 and proxies solicited by the Board will be voted in favor of the Adjournment unless a stockholder indicates otherwise on the proxy.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADJOURNMENT OF THE ANNUAL MEETING

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that the directors and certain officers of the Company, and persons who own more than ten percent of the Company's common stock, file reports of ownership and changes of ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file.
Based solely on its review of the copies of such forms received by the Company, and on written representations by the officers and directors of the Company and its subsidiaries regarding their compliance with the filing requirements, the Company believes that in 2017, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one Form 3 report for Mr. Johns and one Form 4 report covering one transaction was not timely filed for each of Messrs. Lichte and Teets.

STOCKHOLDER PROPOSALS
Under the rules of the SEC, if you wish to include a proposal in the Company’s proxy statement for the 2019 Annual Meeting, it must be received by the Secretary of the Company at Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177, no later than November 30, 2018.
Under the Company’s Bylaws, proposals of stockholders intended to be presented at the 2019 Annual Meeting outside of the proxy statement process must be received by the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting (May 10, 2018); provided, however, that in the event the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any proposals received after such date will be considered untimely. The written notice must satisfy certain requirements specified in the Company’s Bylaws. A copy of the Bylaws will be sent to any stockholder upon written request to the Secretary of the Company. These requirements apply to any matter that a stockholder wishes to raise at the annual meeting other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act.

ANNUAL REPORT ON FORM 10-K
If any person who was a beneficial owner of common stock of the Company on the Record Date desires copies of the Company’s Annual Report on Form 10-K, such copies will be furnished without charge upon request by writing or calling:
Air Transport Services Group, Inc.
145 Hunter Drive
Wilmington, Ohio 45177
Attn: Executive Assistant
Telephone: (937) 366-2296

We also make available free of charge the Company’s Report on Form 10-K through our Internet website at http://www.atsginc.com.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 10, 2018
This Proxy Statement is available at http://www.proxyvote.com.

OTHER MATTERS
Management is not aware at this time that any other matters are to be presented for action at this meeting. If other matters come before the meeting, the persons named in the enclosed proxy form will vote all proxies in accordance with their best judgment unless the stockholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO VOTE BY USING THE INTERNET, TELEPHONE OR BY FILLING IN, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING.

By Order of the Board of Directors

/s/ W. Joseph Payne
W. JOSEPH PAYNE
Secretary

March 30, 2018
Wilmington, Ohio

APPENDIX A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AIR TRANSPORT SERVICES GROUP, INC.
(a Delaware corporation)
FIRST: The name of the corporation is Air Transport Services Group, Inc. (the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle, and the name of its registered agent at that address is Corporation Service Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 130,000,000~~105,000,000~~ shares, of which 110,000,000~~85,000,000~~ shares shall be Common Stock, par value $0.01 per share (“Common Stock”), and 20,000,000 shares shall be Preferred Stock, par value $0.01 per share (“Preferred Stock”), of which 75,000 shares shall be Series A Junior Participating Preferred Stock, par value $0.01 per share (“Series A Junior Preferred Stock”). [As proposed to be amended in Proposal 5]

(A)	Common Stock.
(1)Voting Rights. Subject to Article Fifth below, the holders of Common Stock shall, on all matters submitted to a vote of the stockholders of the Corporation, be entitled to one vote per share.
(2)Dividends. Subject to any other provisions of this Certificate of Incorporation and the terms of any series of Preferred Stock that may from time to time come into existence, holders of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, such dividends as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
(3)Liquidation. Subject to Article Fifth below, all shares of Common Stock shall be entitled to any assets of the Corporation available for distribution to stockholders after payment in full of any preferential amount to which holders of Preferred Stock may be entitled.
(4)Legend. Each certificate representing shares of Common Stock shall bear the following legend:
“The shares of Common Stock represented hereby are subject to foreign stock ownership restrictions as set forth in the Corporation’s Certificate of Incorporation.”

(B)	Preferred Stock.
The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to fix and determine by resolution or resolutions the number of shares of each series of Preferred Stock and the designation thereof, and voting and other powers, preferences and relative, participating, optional or other special rights, if any, with such qualifications, limitations or restrictions on such powers, preferences and rights, if any, as shall be stated in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the General Corporation Law, and to the full extent permitted thereby; including, without limitation, any dividend rights, dividend rates, conversion rights and terms, voting rights, redemption rights and terms (including any sinking fund provisions), redemption price(s) and terms, and rights in the event of liquidation, dissolution or distribution of assets. Subject to any limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors may by resolution or resolutions likewise adopted increase or decrease (but not below the number of shares of such series then outstanding) the number of any such series subsequent to the issuance of shares of that series, and in case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(C)	Designation of Series A Junior Preferred Stock.
(1)Designation and Amount. The Series A Junior Preferred Stock shall have a par value $0.01 per share, and the number of shares constituting such series shall be 75,000.
(2)Proportional Adjustment. In the event that the Corporation shall at any time after the issuance of any share or shares of Series A Junior Preferred Stock (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Junior Preferred Stock.
(3)Dividends and Distributions.
(a)Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Preferred Stock with respect to dividends, the holders of shares of Series A Junior Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Preferred Stock.
(b)The Corporation shall declare a dividend or distribution on the Series A Junior Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).
(c)Dividends shall begin to accrue on outstanding shares of Series A Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
(4)Voting Rights. The holders of shares of Series A Junior Preferred Stock shall have the following voting rights:
(a)Each share of Series A Junior Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.
(b)Except as otherwise provided herein or by law, the holders of shares of Series A Junior Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(c)Except as required by law, the holders of Series A Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent that they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
(5)Certain Restrictions.
(a)The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Junior Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Junior Preferred Stock as required by Section (3) hereof.
(b)Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Preferred Stock as provided in Section (3) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
(i)declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock;
(ii)declare or pay dividends on, or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, except dividends paid ratably on the Series A Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Preferred Stock; or
(iv)purchase or otherwise acquire for consideration any shares of Series A Junior Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(c)The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section (5), purchase or otherwise acquire such shares at such time and in such manner.
(6)Reacquired Shares. Any shares of Series A Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series A Junior Preferred Stock and may be reissued.
(7)Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Junior Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Junior Preferred Stock.
(8)Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.
(9)No Redemption. The shares of Series A Junior Preferred Stock shall not be redeemable.
(10)Ranking. The Series A Junior Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
(11)Amendment. If any shares of Series A Junior Preferred Stock have been issued, this Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences, privileges or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series A Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Junior Preferred Stock, voting separately as a series.
(12)Fractional Shares. Series A Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Preferred Stock.

FIFTH: Ownership Restrictions.

(A)	Foreign Ownership Limitation.
The ownership or control of (1) twenty-five percent (25%) (the “Maximum Voting Percentage”) or more of the issued and outstanding Voting Stock (as defined below) of the Corporation or (2) shares of capital stock of the Corporation entitled to receive fifty percent (50%) (the “Maximum Economic Percentage”) or more of the Corporation’s dividends, distributions or proceeds upon liquidation, by persons who are not citizens of the United States (“U.S. Citizens”) as defined in 49 U.S.C. Section 40102(a)(15) is prohibited; provided, however, that the Maximum Voting Percentage shall be deemed to be automatically increased or decreased from time to time to that percentage of ownership which is then permissible by persons who are not U.S. Citizens under applicable Foreign Ownership Restrictions; provided, further, that the Board of Directors, by a majority vote of the Independent Directors, may increase or decrease the Maximum Economic Percentage if the Board of Directors in good faith, and upon advice of independent counsel, determines that such increase or decrease is permitted by applicable Foreign Ownership Restrictions. As used in this Certificate of Incorporation, “Voting Stock” means the Common Stock, the Series A Junior Preferred Stock, and any other classes of stock issued by the Corporation that are entitled to vote on matters generally referred to the stockholders for a vote and “Foreign Ownership Restrictions” shall mean United States statutory and United States Department of Transportation regulatory or interpretive restrictions on foreign ownership or control of the Corporation the breach of which would result in the loss of any operating certificate or authority of the Corporation or any of its subsidiaries, including any successor provisions or regulations thereto.

(B)	Foreign Stock Record.
In furtherance of enforcing the prohibition set forth in Section (A) above, a transfer of shares of any class of stock of the Corporation to an Alien (as defined below) shall not be valid, except between the parties to the transfer, until the transfer shall have been recorded on the Foreign Stock Record of the Corporation as provided in this Article Fifth. The “Foreign Stock Record” shall mean a record maintained by the Corporate Secretary of the Corporation which shall record the date of a transfer to an Alien, the parties to the transfer and the number and description of the shares of stock transferred to the Alien. At no time shall ownership or control of shares representing more than the lesser of (i) the Maximum Voting Percentage of the issued and outstanding Voting Stock, or (ii) the Maximum Economic Percentage of ‘all shares of stock of the Corporation, be registered on the Foreign Stock Record. If at any time the Corporation shall determine that shares of stock are purportedly owned or controlled by one or more Aliens who are not registered on the Foreign Stock Record, the registration of such shares shall, subject to the limitation in the preceding sentence, be made in chronological order in the Foreign. Stock Record, based on the date of the Corporation’s finding of ownership or control of such shares by an Alien. If at any time the Corporation shall determine that the number of shares of Voting Stock registered on the Foreign Stock Record exceeds the Maximum Voting Percentage, or that the number of shares of stock of the Corporation, registered on the Foreign Stock Record exceeds the Maximum Economic Percentage, sufficient shares shall be removed from the Foreign Stock Record in reverse chronological order so that the number of shares of Voting Stock registered on the Foreign Stock Record does not exceed the Maximum Voting Percentage and so that the number of shares of stock of the Corporation registered on the Foreign Stock Record does not exceed the Maximum Economic Percentage. At no time shall shares of stock of the Corporation known by the Corporation to be held of record or controlled by Aliens and not registered on the Foreign Stock Record be entitled to vote or to receive dividends, distributions or other benefits of ownership. All shares of stock of the Corporation known to the Corporation to be held of record by Aliens as of the date of the adoption of this Certificate of Incorporation shall be registered on the Foreign Stock Record. The shares registered on the Foreign Stock Record pursuant to the preceding sentence have chronological priority over any subsequent request for the registration of additional shares of stock of the Corporation on the Foreign Stock Record. As used in this Certificate of Incorporation, “Alien” shall mean (i) any person who is not a U.S. Citizen, or any nominee of such person; (ii) any foreign government or representative thereof; (iii) any corporation organized under the laws of any foreign government; or (iv) any corporation, partnership, trust, association, or other entity which is an Affiliate of an Alien or Aliens. “Affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(C)	Beneficial Ownership Inquiry.
(1)The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders of the Corporation in connection with the annual meeting (or any special meeting) of the stockholders of the Corporation, or otherwise) require a person that is a holder of record of stock of the Corporation or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of such stock to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such person) that, to the knowledge of such person:
(a)all stock of the Corporation as to which such person has record ownership or Beneficial Ownership are owned and controlled only by U.S. Citizens; or

(b)the number and class or series of stock of the Corporation owned of record or Beneficially Owned by such person that are owned or controlled by Aliens are as set forth in such certificate. As used herein, “Beneficial Ownership” and “Beneficially Owned” refer to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i) thereof) under the Exchange Act.
(2)With respect to any equity securities identified by such person in response to Section (C) (1), the Corporation may require such person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article Fifth.
(3)For purposes of applying the provisions of this Article Fifth with respect to any stock of the Corporation, in the event of the failure of any person to provide the certificate or other information to which the Corporation is entitled pursuant to this Section (C)(1), the Corporation shall presume that the equity securities in question are owned or controlled by Aliens.
SIXTH: The Corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share, right or option on the part of any other person, whether or not the Corporation shall have notice thereof, save as may be expressly provided by the laws of the State of Delaware.
SEVENTH: A director shall be fully protected in relying in good faith upon the books of account of the Corporation or statements prepared by any of its officials as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.
EIGHTH: Without action by the stockholders, the shares of stock may be issued by the Corporation from time to time for such consideration not less than the par value thereof, as may be fixed from time to time by the Board of Directors thereof, and any and all such shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock and not liable to any further call or assessment thereon, and the holder of such shares shall not be liable for any further call or assessment thereon or for any further payment thereon.
NINTH: The Corporation is to have perpetual existence.
TENTH: In furtherance and not in limitation of the powers conferred by the General Corporation Law, but subject to the provisions of this Certificate of Incorporation, the Board of Directors is expressly authorized and empowered to adopt, repeal, alter, amend and rescind from time to time any or all of the Bylaws of the Corporation, without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation; provided, however, that any amendment, alteration or repeal of the Bylaws shall require the approval of at least 66 2/3% of the directors at any regular or special meeting of the Board of Directors or by unanimous written consent in lieu of a meeting. In addition to any other vote required by applicable law, the stockholders shall have the authority to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws of the Corporation by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Voting Stock of the Corporation. ~~The stockholders may not amend the Bylaws of the Corporation without the affirmative vote of the holders of at least 66 2/3% of the votes entitled to be cast by holders of the outstanding Voting Stock of the Corporation~~. [As proposed to be amended in Proposal 6]
ELEVENTH: Subject to Article Fourteenth below, the Board of Directors of the Corporation shall consist of such number of directors as may be determined from time to time by the Board of Directors in its sole discretion in accordance with the Bylaws of the Corporation.
TWELFTH: No person shall be elected to serve as a director of the Corporation unless immediately following such election, (A) at least two-thirds of the directors of the Corporation consist of persons who are then U.S. Citizens, and (B) a majority of the directors of the Corporation are Independent Directors (as defined below). No person shall be appointed to serve as an officer of the Corporation unless immediately following such appointment, at least two-thirds of the officers of the Corporation consist of persons who are then U.S. Citizens. The President of the Corporation shall at all times be a U.S. Citizen. For purposes of this Certificate of Incorporation, “Independent Director” shall mean a director who is not (x) a director, officer, employee, agent, stockholder or representative of (i) a party (other than the Corporation) to the ACMI Service Agreement dated August 15, 2003, by and between ABX Air, Inc., a Delaware corporation, and DHL Worldwide Express, B.V., a company organized and existing under the laws of the Netherlands, until the termination of such agreement or (ii) any Affiliate of any such holder or party (a “Restricted Party”), or (y) a spouse, parent, sibling or child of any person described in clause (x).
THIRTEENTH: The Corporation shall not enter into any transaction between the Corporation and any Restricted Party unless such transaction shall have been approved by a majority of the Independent Directors then in office.

FOURTEENTH: (A) The number of directors of the Corporation shall be not less than three nor more than ~~nine~~twelve. The exact number of directors shall be fixed from time to time, within such limits, by the Board of Directors. [As proposed to be amended in Proposal 2]

(B)	Configuration of Board; Term of Office.
(1)Subject to Section (B)(2) below, the Board of Directors shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director is elected; provided, however, that each initial director of Class I shall hold office until the annual meeting of stockholders in 2010; each initial director in Class II shall hold office until the annual meeting of stockholders in 2008; and each initial director in Class III shall hold office until the annual meeting of stockholders in 2009. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected at such meeting to hold office for a term expiring at the third annual meeting of stockholders following the annual meeting of stockholders at which they are elected and until their respective successors are duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service.
(2)Commencing with the third annual meeting of stockholders following the annual meeting of stockholders held in 2013, the foregoing classification of the Board of Directors shall cease. At the annual meeting of stockholders following the annual meeting of stockholders held in 2013 and at each annual meeting of stockholders thereafter, each nominee for director shall stand for election to a one-year term expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement or removal from service. Directors elected at the annual meeting of stockholders held in 2011 shall continue in office until the annual meeting of stockholders in 2014, directors elected at the annual meeting of stockholders held in 2012 shall continue in office until the annual meeting of stockholders in 2015, and directors elected at the annual meeting of stockholders held in 2013 shall continue in office until the annual meeting of stockholders in 2016, and, in each such case, until their respective successors are duly elected and qualified and subject to their earlier death, resignation, retirement or removal from service.
(3)The provisions of this Section (B) are subject to any rights of the holders of Preferred Stock to elect directors.
(C)    Advance notice of nominations for the election of directors, other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, and information concerning nominees, shall be given in the manner provided by the Bylaws.
FIFTEENTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Board of Directors, the Chairman of the Board of Directors or the President. Special Meetings shall be held at such date and time as may be specified in the notice. The business permitted to be conducted at any special meeting of the stockholders is limited to the purpose or purposes specified in the notice.
SIXTEENTH: In addition to any other vote required by applicable law, ~~The~~the affirmative vote of ~~the holders of not less than 66-2/3%~~ a majority of the votes entitled to be cast by the holders of the outstanding Voting Stock ~~of the Corporation~~ shall be required for the approval, authorization or adoption of any of the following transactions (if such approval, authorization or adoption of the holders of Voting Stock is required by applicable law): (i) a merger or consolidation of the Corporation with or into any other corporation; or (ii) a sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other ~~disposition of all or substantially all of the assets of the Corporation to or with any other~~ corporation, person or other entity~~; provided, however, that such 66-2/3% voting requirement shall not be applicable if the Board of Directors of the Corporation shall have approved such transaction in clause (i) or (ii) by a resolution adopted by 66-2/3% of the members of the Board of Directors~~. [As proposed to be amended in Proposal 6]
SEVENTEENTH: Subject to the ‘rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
EIGHTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred to stockholders herein are granted subject to this reservation~~; provided, however, that any amendment, alteration or repeal of Section (c) of Article Fourth, Article Tenth, Article Fourteenth, Article Fifteenth, Article Sixteenth, Article Seventeenth or this Article Eighteenth shall require the approval of the holders of shares of the Corporation representing at least 66 2/3% of the shares then entitled to vote thereon~~. [As proposed to be amended in Proposal 6]
NINETEENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

TWENTIETH: Indemnification and Insurance.

(A)	Right to Indemnification.
(1)Persons Entitled to Indemnification. Subject to the General Corporation Law as existing or hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), the Corporation will indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was, had agreed to become or is alleged to have been, a director or officer of the Corporation, and each person who is or was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of the Corporation as a director, officer, employee or agent of, or in a similar capacity for, another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans of the Corporation or of any of its affiliates (“Indemnitee”).
(2)Scope of Indemnification. The indemnification right pursuant to this Section (A) will extend to persons entitled to such right whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, employee or agent.
(3)Expenses Indemnified. The Corporation will indemnify persons entitled to indemnity against all costs, charges, expenses, liabilities and losses (including court costs and attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith.
(4)Survival. The indemnification right outlined in this Section (A) will continue as to a person who has ceased to be a director, officer, employee or agent. Further, the indemnification right will inure to the benefit of such Indemnitee’s estate, heirs, executors and administrators.
(5)Limitation of Indemnification. The Corporation will indemnify any Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors.

(B)	Repayment of Indemnified Expenses.
The right to indemnification conferred in this Article Twentieth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in investigating and defending or responding to any such Proceeding in advance of its final disposition, and any appeal therefrom (“Advance Payment”), such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time. Nevertheless, if the General Corporation Law so requires, such Advance Payment of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under Delaware law.

(C)	Indemnification of Other Persons.
The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the indemnification of directors and officers as outlined in Sections (A)(1) and (A)(2) above.

(D)	Right of Claimant to Bring Suit.
If a claim brought under Sections (A)(1), (A)(2) or (A)(3) of this Article Twentieth is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the claimant’s suit is successful in whole or in part, the claimant will be entitled to recover also the expense of prosecuting such claim.
(1)Valid Defenses to the Claimant’s Action. It shall be a defense to any such action (other than an action brought to enforce a claim for Advance Payment where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has failed to meet a standard of conduct which makes it permissible under Delaware law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.
(2)Invalid Defenses to the Claimant’s Action. Neither of the following acts or omissions will be a defense to the claimant’s action or create a presumption that the claimant has failed to meet the standard of conduct described in Section (D)(1) above:

(a)the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because the claimant has met such standard of conduct; nor
(b)an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such standard of conduct.

(E)	Non-Exclusivity of Rights.
The right to indemnification and to Advance Payments conferred in this Article Twentieth shall not be exclusive of any other right which any person may have or hereafter acquire under any: (i) statute; (ii) provision of this Certificate of Incorporation; (iii) Bylaw; (iv) agreement; (v) vote of stockholders; (vi) vote of disinterested directors; or (vii) otherwise.

(F)	Insurance.
Regardless of whether the Corporation would have the power under Delaware law to indemnify itself or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, the Corporation may purchase and maintain insurance, at its expense, to protect such persons or entities against any such expense, liability or loss.

(G)	Expenses as a Witness.
The Corporation will indemnify any director, officer, employee or agent of the Corporation who, by reason of such position, or a position with another entity at the request of the Corporation, is a witness in any Proceeding. Such indemnity will cover all costs and expenses actually and reasonably incurred by the witness or on his or her behalf in connection with the Proceeding.

(H)	Indemnity Agreements.
The Corporation may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification to the full extent permitted by Delaware law.

(I)	Amendment.
No amendment, repeal, modification or termination of this Article Twentieth or the relevant provision of the General Corporation Law or any other applicable laws shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such amendment, repeal, modification or termination.

(J)	Severability.
If any provision or provisions of this Article Twentieth shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article Twentieth (including, without limitation, each portion of any section of this Article Twentieth containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article Twentieth (including, without limitation, each portion of any section of this Article Twentieth containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
TWENTY-FIRST: The name and mailing address of the incorporator is:
Joseph C. Hete
Airborne Air Park
145 Hunter Drive
Wilmington, OH 45177
Executed at Wilmington, Ohio on September 5, 2007.

/s/ Joseph C. Hete

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E41931-P04227

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AIR TRANSPORT SERVICES GROUP, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Richard M. Baudouin	☐	☐	☐
1b. Raymond E. Johns, Jr.	☐	☐	☐
1c. Joseph C. Hete	☐	☐	☐
1d. Randy D. Rademacher	☐	☐	☐
1e. J. Christopher Teets	☐	☐	☐
1f. Jeffrey J. Vorholt	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3, 4, 5, 6 and 7.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

NOTE: Certification: Pursuant to federal law and the Company's Certificate of Incorporation, the Company's voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that you are a United States citizen as that term is defined by 49 U.S.C. §40102(a)(15) or that the shares of stock represented by the proxy have been registered in the Foreign Stock Record of the Company.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E41932-P04227

AIR TRANSPORT SERVICES GROUP, INC.
Annual Meeting of Stockholders
May 10, 2018 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Joseph C. Hete and Randy D. Rademacher, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Air Transport Services Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m., local time, on May 10, 2018, at The Roberts Centre, 123 Gano Road, Wilmington, Ohio, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4, 5, 6 AND 7.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side